Exhibit 10.2

$600,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 7, 2022

among,

WESTROCK SOUTHEAST, LLC,
as the Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTIES HERETO,

and

COBANK, ACB,
as Administrative Agent

COBANK, ACB,
as Lead Arranger and Book Runner

TABLE OF CONTENTS

RTICLE I DEFINITIONS		1

1.1	Definitions	1
1.2	Computation of Time Periods	35
1.3	Accounting Terms	35
1.4	Terms Generally	36
1.4	Rates	36

ARTICLE II CREDIT FACILITY		37

2.1	[Reserved]	37
2.2	[Reserved]	37
2.3	[Reserved]	37
2.4	Closing Date Term Loan	37
2.5	[Reserved]	38
2.6	[Reserved]	38
2.7	[Reserved]	38
2.8	[Reserved]	38
2.9	Default Rate	38
2.10	Conversion Options	38
2.11	Prepayments	39
2.12	[Reserved]	42
2.13	Fees	42
2.14	Computation of Interest and Fees	42
2.15	Pro Rata Treatment and Payments	43
2.16	Non-Receipt of Funds by the Administrative Agent	45
2.17	Benchmark Replacement Setting	46
2.18	Illegality	47
2.19	Requirements of Law	48
2.20	Indemnity	49
2.21	Taxes	50
2.22	[Reserved]	53
2.23	Replacement of Lenders	53
2.24	[Reserved]	54
2.25	Defaulting Lenders	54
2.26	Incremental Term Loans	54
2.27	Circumstances Affecting Term SOFR	57

ARTICLE III REPRESENTATIONS AND WARRANTIES		58

3.1	Corporate Existence; Compliance with Law	58
3.2	Corporate Power; Authorization	58
3.3	Enforceable Obligations	58
3.4	No Legal Bar	59
3.5	No Material Litigation	59
3.6	Investment Company Act	59
3.7	Margin Regulations	59
3.8	Compliance with Environmental Laws	59
3.9	Subsidiaries	60
3.10	Financial Statements, Fiscal Year and Fiscal Quarters	60
3.11	ERISA	60

i

3.12	Accuracy and Completeness of Information	61
3.13	Compliance with Trading with the Enemy Act, OFAC Rules and Regulations, Patriot Act and FCPA	61
3.14	Use of Proceeds	62

ARTICLE IV CONDITIONS PRECEDENT		62

4.1	Conditions to Closing Date	62

ARTICLE V AFFIRMATIVE COVENANTS		64

5.1	Corporate Existence, Etc	64
5.2	Compliance with Laws, Etc	64
5.3	Payment of Taxes and Claims	65
5.4	Keeping of Books	65
5.5	Visitation, Inspection, Etc	65
5.6	Insurance; Maintenance of Properties and Licenses	65
5.7	Financial Reports; Other Notices	66
5.8	Notices Under Certain Other Indebtedness	68
5.9	Notice of Litigation	68
5.10	Additional Guarantors	68
5.11	Use of Proceeds	69

ARTICLE VI NEGATIVE COVENANTS		69

6.1	Financial Requirements	69
6.2	Liens	69
6.3	Subsidiary Indebtedness	72
6.4	Merger and Sale of Assets	73

ARTICLE VII EVENTS OF DEFAULT		75

7.1	Events of Default	75
7.2	Acceleration; Remedies	77

ARTICLE VIII AGENCY PROVISIONS		78

8.1	Appointment	78
8.2	Delegation of Duties	78
8.3	Exculpatory Provisions	79
8.4	Reliance by Administrative Agent	79
8.5	Notice of Default	80
8.6	Non-Reliance on Administrative Agent and Other Lenders	80
8.7	Administrative Agent in its Individual Capacity	80
8.8	Successor Agent	80
8.9	Patriot Act Notice	81
8.10	Guaranty and Borrower Matters	81
8.11	Withholding	82
8.12	Certain ERISA Matters	82
8.11	Withholding	83

ARTICLE IX MISCELLANEOUS		85

9.1	Amendments and Waivers	85
9.2	Notices	88
9.3	No Waiver; Cumulative Remedies	90
9.4	Survival of Representations and Warranties	90

9.5	Payment of Expenses	90
9.6	Successors and Assigns; Participations; Purchasing Lenders	92
9.7	Adjustments; Set-off	95
9.8	Table of Contents and Section Headings	96
9.9	Counterparts; Electronic Execution	96
9.10	Severability	96
9.11	Integration	97
9.12	Governing Law	97
9.13	Consent to Jurisdiction and Service of Process	97
9.14	Confidentiality	97
9.15	Acknowledgments	98
9.16	Waivers of Jury Trial	99
9.17	[Reserved]	99
9.18	Subordination of Intercompany Debt	99
9.19	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	99
9.20	Farm Credit Equities	100
9.21	Most Favored Lender Provisions	101
9.22	Amendment and Restatement	102

ARTICLE X GUARANTY OF BORROWER OBLIGATIONS		102

10.1	The Guaranty	102
10.2	Bankruptcy	103
10.3	Nature of Liability	103
10.4	Independent Obligation	103
10.5	Authorization	103
10.6	Reliance	104
10.7	Waiver	104
10.8	Limitation on Enforcement	105
10.9	Confirmation of Payment	105
10.10	Keepwell	105

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Conversion/Extension
Exhibit D	Form of Designation Notice
Exhibit E	Form of Closing Date Term Loan Note
Exhibit F	Form of Tax Exempt Certificate
Exhibit G	Form of Officer’s Compliance Certificate
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Assignment and Assumption
Exhibit J	Form of Discounted Prepayment Option Notice
Exhibit K	Form of Lender Participation Notice
Exhibit L	Form of Discounted Voluntary Prepayment Notice

SCHEDULES

Schedule 1.1(a)(i)	Existing MWV Notes
Schedule 1.1(a)(ii)	Existing RKT Senior Notes
Schedule 2.1(a)	Lenders, Voting Participants and Commitments
Schedule 9.2	Lending Offices

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 7, 2022 (this “Agreement” or “Credit Agreement”), is by and among WESTROCK SOUTHEAST, LLC, a Delaware limited liability company (“WRK Southeast”), WESTROCK COMPANY, a Delaware corporation (the “Parent”), WESTROCK RKT, LLC, a Georgia limited liability company (“RKT”), WRKCO INC., a Delaware corporation (“WRKCo”) and WESTROCK MWV, LLC, a Delaware limited liability company (“MWV” and, together with RKT, WRKCo and the Parent, the “Initial Guarantors”), the lenders named herein and such other lenders that hereafter become parties hereto, and COBANK, ACB, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the requested term loan facility available to the Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions.

As used in this Credit Agreement, the following terms have the meanings specified below unless the context otherwise requires:

            “Acceptable Price” has the meaning specified in Section 2.11(c)(iii).

            “Acceptance Date” has the meaning specified in Section 2.11(c)(ii).

            “Acquisition” means any acquisition, whether by stock purchase, asset purchase, merger, amalgamation, consolidation or otherwise, of a Person or a business line of a Person.

            “Additional Credit Party” means each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

            “Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR for such calculation plus (b) 0.10% per annum; provided that if Adjusted Daily Simple SOFR as so determined is less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.

            “Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined is less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

            “Administrative Agent” has the meaning set forth in the introductory paragraph hereof, together with any successors or assigns.

            “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

            “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

           “Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

            “Agreement” has the meaning set forth in the introductory paragraph hereof.

            “Alternate Base Rate” means, at any time, the rate per annum equal to the highest of (a) the Prime Rate at such time, (b) the Federal Funds Rate at such time plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on the applicable date of determination plus 1.00%.  Each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable).  Notwithstanding the foregoing, in no event shall the Alternate Base Rate be less than 0.00% per annum.

      “Alternate Base Rate Term SOFR Determination Day” has the meaning specified in clause (b) of the definition of “Term SOFR.”

            “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

            “Applicable Discount” has the meaning specified in Section 2.11(c)(iii).

          “Applicable Percentage” means, for any day,  the percentages per annum set forth in the table below corresponding with the then applicable Level, which will be the lower of (a) the applicable Level determined by reference to the Leverage Ratio and (b) the applicable Level determined by reference to the Rating (the “Ratings Level”), such that Level I is the lowest Level and Level IV is the highest Level; provided that, prior to five (5) Business Days after the delivery of financial statements for the period ending September 30, 2022 in accordance with the provisions of Section 5.7, the applicable Level shall be Level I.

For purposes of the foregoing, (a) (i) if the applicable Ratings established by Moody’s and S&P are different but correspond to consecutive pricing levels, then the Ratings Level will be based on the higher applicable Rating (e.g., if Moody’s applicable Rating corresponds to Level I and S&P’s applicable Rating corresponds to Level II, then the Ratings Level will be Level I), and (ii) if the applicable Ratings established by Moody’s and S&P are more than one pricing level apart, then the Ratings Level will be based on the rating which is one level higher than the lower rating (e.g., if Moody’s and S&P’s applicable Ratings correspond to Levels I and IV, respectively, then the Ratings Level will be Level III), (b) in the event that either S&P or Moody’s (but not both) shall no longer issue a Rating, the Ratings Level shall be determined by the remaining Rating, and (c) in the event that neither S&P nor Moody’s issues a Rating, unless and until the date, if any, that the Parent and the Required Lenders agree on a different arrangement, the existing Ratings Level shall continue in effect for the 60-day period immediately following such event, and subsequent to such period the Ratings Level shall be Level IV.

Level	Leverage Ratio	Rating (S&P/Moody’s)	Applicable Percentage for Term SOFR Rate Loans	Applicable Percentage for Base Rate Loans
I	< 2.50 to 1.00	BBB / Baa2 (or better)	1.650%	0.650%
II	> 2.50 to 1.00 but ≤ 3.00 to 1.00	BBB- / Baa3	1.775%	0.775%
III	> 3.00 to 1.00 but ≤ 3.25 to 1.00	BB+ / Ba1	2.025%	1.025%
IV	> 3.25 to 1.00	BB / Ba2 (or worse)	2.275%	1.275%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Parent the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Section 5.7 (each, an “Interest Determination Date”).  Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date.  After the Closing Date, if the Credit Parties shall fail to provide the Required Financial Information for any Fiscal Quarter or Fiscal Year, the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such Required Financial Information to the Administrative Agent and the Lenders, be based on Level IV until such time as such Required Financial Information is provided, whereupon the Level shall be determined by the then current Leverage Ratio.  In the event that any Required Financial Information that is delivered to the Administrative Agent is shown to be inaccurate in a manner that results in the miscalculation of the Leverage Ratio (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then the Credit Parties shall immediately (i) deliver to the Administrative Agent corrected Required Financial Information for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected Required Financial Information (which Applicable Percentage shall be made effective immediately in the current period, to the extent applicable) and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.14(a).  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.9 and 7.2.

            “Applicable Period” has the meaning set forth in the definition of “Applicable Percentage.”

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

            “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit I.

            “Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(d).

            “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

            “Bail-In Legislation” means (a) with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

            “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

            “Base Rate Loans” means any Loan bearing interest at a rate based upon the Alternate Base Rate.

            “Benchmark” means, initially, with respect to any Credit Party Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, U.S. Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for U.S. Dollars, then “Benchmark” means, with respect to such Credit Party Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, U.S. Dollars, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.

            “Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

            (1)            in the case of any Loan denominated in U.S. Dollars, the Adjusted Daily Simple SOFR; or

            (2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent as the replacement for such Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

            “Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in U.S. Dollars.

            “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for U.S. Dollars:

            (a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

          (b)        in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

            For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

            “Benchmark Transition Event” means, with respect to the then-current Benchmark for U.S. Dollars, the occurrence of one or more of the following events with respect to such Benchmark:

            (a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

            (b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

            (c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

            For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

            “Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

            “Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17(a) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17(a).

            “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

            “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

            “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

            “Borrower” means (a) initially, WRK Southeast and (b) any other Person that becomes the Borrower in accordance with Section 2.26(d), Section 6.4(a) or Section 9.20(d).

            “Borrowing Minimum” means (a) in the case of Term SOFR Loans, $2,000,000 and (b) in the case of Base Rate Loans, $1,000,000.

            “Borrowing Multiple” means $1,000,000.

            “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Greenwood Village, Colorado or New York, New York are authorized or required by law to close.

“Calculation Date” means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the financial covenant set forth in Section 6.1 or the Leverage Ratio, in each case on a Pro Forma Basis.

            “Calculation Period” means, in respect of any Calculation Date, the period of four Fiscal Quarters ended as of the last day of the most recent Fiscal Quarter preceding such Calculation Date for which the Administrative Agent shall have received the Required Financial Information.

            “Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

            “Capital Assets” means, collectively, for any Person, all fixed assets of such Person, whether tangible or intangible determined in accordance with GAAP.

            “Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP as of the Closing Date, be required to be classified and accounted for as a capital lease on a balance sheet of such Person, other than, in the case of a Consolidated Company, any such lease under which another Consolidated Company is the lessor.

            “Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, units or partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

            “Captive Insurance Subsidiary” means any Restricted Subsidiary of Parent that is subject to regulation as an insurance company (and any Restricted Subsidiary thereof).

            “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

            “Cash Management Bank” means any Person that, (i)(a) at the time it enters into a Cash Management Agreement, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent on the Closing Date and the Cash Management Agreement to which such Person is a party was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or the Administrative Agent or such Person’s Affiliate ceased to be a Lender or the Administrative Agent), in each case (a) or (b) in its capacity as a party to such Cash Management Agreement; provided, in the case of a Cash Management Agreement with a Person who is no longer a Lender, such Person shall be considered a Cash Management Bank only through the stated maturity date (without extension or renewal or increase in amount) of such Cash Management Agreement and (ii) to the extent it is not a Lender, has provided the Administrative Agent with a fully executed Designation Notice, substantially in the form of Exhibit D.

            “Change in Control” means (i) as applied to the Parent, any Person or “Group” (as defined in Section 13(d)(3) of the Exchange Act, but excluding (A) any employee benefit or stock ownership plans of the Parent or any of its Subsidiaries, and (B) members of the Board of Directors and executive officers of the Parent as of the Closing Date, members of the immediate families of such members and executive officers, and family trusts and partnerships established by or for the benefit of any of the foregoing individuals) shall have acquired more than fifty percent (50%) of the combined voting power of all classes of common stock of the Parent, except that the Parent’s purchase of its common stock outstanding on the Closing Date which results in one or more of the Parent’s shareholders of record as of the Closing Date controlling more than fifty percent (50%) of the combined voting power of all classes of the common stock of the Parent shall not constitute an acquisition hereunder and (ii) subject to Section 9.20(d) (and except as otherwise permitted under Section 6.4(a)), the Borrower shall cease to be a Wholly-Owned Subsidiary of the Parent.

            “Class” means (i) with respect to any Commitment, its character as a Closing Date Term Loan Commitment or an Incremental Term Loan Commitment of a particular series, (ii) with respect to any Loan, its character as a Closing Date Term Loan or an Incremental Term Loan of a particular series and (iii) with respect to any Lender, its character as a Lender holding Commitments or Loans of a particular Class.

            “Closing Date” means the date hereof (which, for the avoidance of doubt, is July 7, 2022).

            “Closing Date Term Loan” has the meaning set forth in Section 2.4(a).

            “Closing Date Term Loan Commitment” means, with respect to each Closing Date Term Loan Lender, the commitment of such Closing Date Term Loan Lender to make its portion of the Closing Date Term Loan in a principal amount equal to such Closing Date Term Loan Lender’s Closing Date Term Loan Commitment Percentage of the Closing Date Term Loan Committed Amount.

            “Closing Date Term Loan Commitment Percentage” means, for any Closing Date Term Loan Lender, the percentage identified as its Closing Date Term Loan Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any Incremental Term Loan Commitment and/or any assignment made in accordance with the provisions of Section 9.6(b).

            “Closing Date Term Loan Committed Amount” has the meaning set forth in Section 2.4(a).

            “Closing Date Term Loan Lender” means, as of any date of determination, any Lender that holds a Closing Date Term Loan Commitment or a portion of the outstanding Closing Date Term Loan on such date.

          “Closing Date Term Loan Note” or “Closing Date Term Loan Notes” means the promissory notes of the Borrower in favor of each of the Closing Date Term Loan Lenders that requests a promissory note evidencing the portion of the Closing Date Term Loan provided pursuant to Section 2.4(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

            “CoBank” means CoBank, ACB, and its successors.

            “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            “Collateralized Bonds” means the Solid Waste Disposal Facility Revenue Bonds, Series 1997A, issued by the City of Wickliffe, Kentucky, and maturing on January 15, 2027.

             “Commitment” means the Closing Date Term Loan Commitment and/or any Incremental Term Loan Commitment, individually or collectively, as appropriate.

 “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

            “Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.20 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Parent, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Parent, is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

            “Consolidated Companies” means, collectively, the Parent, the Borrower, all of the other Restricted Subsidiaries, each Permitted Securitization Subsidiary and, to the extent required to be consolidated with the Parent under GAAP, any Joint Venture.

            “Consolidated Company Investment” has the meaning set forth in the definition of “EBITDA.”

            “Consolidated Funded Debt” means the Funded Debt of the Consolidated Companies on a consolidated basis.

           “Consolidated Interest Expense” means, for any period, all Interest Expense of the Consolidated Companies net of interest income and income from corporate-owned life insurance programs (excluding (i) deferred financing costs included in amortization, (ii) interest expense in respect of insurance premiums, (iii) interest expense in respect of Indebtedness that is non-recourse to the Parent and its Restricted Subsidiaries under the laws of the applicable jurisdiction, except for Standard Securitization Undertakings, (iv) interest expense in respect of the write-up or write-down of the fair market value of Indebtedness and (v) any interest expense attributable to the KapStone Paper Chip Mill Contracts) of the Consolidated Companies determined on a consolidated basis in accordance with GAAP.

            “Consolidated Net Income” means the consolidated net income of the Consolidated Companies on a consolidated basis as defined according to GAAP before giving effect to any non-controlling interests; provided that there shall be excluded from Consolidated Net Income (in each case, to the extent included in consolidated net income of the Consolidated Companies) (i) any net loss or net income of any Unrestricted Subsidiary that is not a Consolidated Company and the proportionate share of any net loss or net income of any Joint Venture that is a Consolidated Company attributable to a Person other than a Consolidated Company, (ii) the net income or loss of any Consolidated Company for any period prior to the date it became a Consolidated Company as a result of any Consolidated Company Investment, (iii) the gain or loss (net of any tax effect) resulting from the sale, transfer or other disposition of any Capital Assets by the Consolidated Companies other than in the ordinary course of business of the Consolidated Companies, (iv) any expense in respect of severance payments to the extent paid from the assets of any Plan, (v) other extraordinary items, as defined by GAAP, of the Consolidated Companies and (vi) any interest expense attributable to the KapStone Paper Chip Mill Contracts.

            “Consolidated Net Tangible Assets” means, as of any date of determination, with respect to the Consolidated Companies, total assets minus goodwill, other intangible assets and current liabilities (other than current maturities of long term debt and other short term Funded Debt), all as determined in accordance with GAAP on a consolidated basis and any Consolidated Net Tangible Assets attributable to the MWV SPE Assets.

            “Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

            “Copyright Licenses” means any written agreement, naming any Credit Party as licensor, granting any right under any Copyright.

            “Copyrights” means (a) all copyrights, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and (b) all renewals thereof.

            “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

            “Cost Savings Initiative” means any non-recurring cash charges and expenses of the Consolidated Companies relating to restructuring, operating, cost savings, productivity and similar business optimization and improvement initiatives, including non-recurring cash charges and expenses associated with enterprise IT system consolidation and optimization initiatives.

            “Credit Agreement” has the meaning set forth in the introductory paragraph hereof.

            “Credit Documents” means a collective reference to this Credit Agreement, the Notes, the Fee Letter, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any Guaranteed Hedging Agreement and any Guaranteed Cash Management Agreement).

            “Credit Party” means any of the Parent, any other Guarantor or the Borrower.

            “Credit Party Obligations” means, without duplication, (i) all of the obligations of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement and the other Credit Documents (including any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider under any Guaranteed Hedging Agreement or to any Cash Management Bank under any Guaranteed Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Credit Agreement or any provision of any other Credit Document, Credit Party Obligations shall not extend to or include any Excluded Swap Obligation.

         “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

            “Debt to Capitalization Ratio” means, as of the last day of any Fiscal Quarter, the ratio (expressed as a percentage) of (a)(i) Total Funded Debt minus (ii) the aggregate amount of cash on the consolidated balance sheet of the Parent and its Restricted Subsidiaries attributable to the net proceeds of an issuance or incurrence of Indebtedness that constitutes Refinancing Indebtedness in respect of existing Indebtedness maturing within 180 days of such issuance or incurrence, to (b) the sum of (i)(x) Total Funded Debt minus (y) the aggregate amount of cash on the consolidated balance sheet of the Parent and its Restricted Subsidiaries attributable to the net proceeds of an issuance or incurrence of Indebtedness that constitutes Refinancing Indebtedness in respect of existing Indebtedness maturing within 180 days of such issuance or incurrence plus (ii) the Equity Capitalization plus (iii) deferred Taxes of the Parent and its consolidated Subsidiaries, each as of the last day of such Fiscal Quarter.

            “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            “Defaulting Lender” means, at any time, any Lender that, at such time, (a) has failed to fund any portion of any Term Loan required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified any Credit Party, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements generally in which it commits or is obligated to extend credit, or (d) has become or is, or has a direct or indirect parent company that has become or is, insolvent or has become, or has a direct or indirect parent company that has become,  the subject of a bankruptcy or insolvency proceeding, or has had, or has a direct or indirect parent company that has had, a receiver, conservator, trustee or custodian appointed for it, or has taken, or has a direct or indirect parent company that has taken, any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has become or has a direct or indirect parent company that has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the applicable law of the country where such Person is subject to home jurisdiction supervision if any applicable law requires that such appointment not be publicly disclosed, in any such case, so long as such ownership interest or appointment, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

            “Discount Range” has the meaning specified in Section 2.11(c)(ii).

            “Discounted Prepayment Option Notice” means a Discounted Prepayment Option Notice substantially in the form of Exhibit J.

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.11(c)(i).

            “Discounted Voluntary Prepayment Notice” means a Discounted Voluntary Prepayment Notice substantially in the form of Exhibit L.

           “Disqualified Institution” means (a) certain banks, financial institutions and other institutional lenders or investors or any competitors of the Parent that, in each case, have been specified by name to the Administrative Agent by the Parent in writing prior to the Closing Date (collectively, the “Identified Institutions”) and (b) with respect to such Identified Institutions, Persons (such Persons, “Known Affiliates”) that are Affiliates of such Identified Institutions readily identifiable as such by the name of such Person, but excluding any Person that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in loans, bonds or similar extensions of credit or securities in the ordinary course of business; provided that, upon reasonable notice to the Administrative Agent after the Closing Date, the Parent shall be permitted to supplement in writing the list of Persons that are Disqualified Institutions with the name of any Person that is or becomes a competitor of the Parent or any of its Restricted Subsidiaries or a Known Affiliate of one of the competitors of the Parent or any of its Restricted Subsidiaries, which supplement shall be in the form of a list of names provided to the Administrative Agent and shall become effective upon delivery to the Administrative Agent, but which supplement shall not apply retroactively to disqualify any persons that have previously acquired an interest in respect of the Loans or Commitments hereunder.

            “Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

            “EBITDA” means for any fiscal period, Consolidated Net Income for such period plus (a) the following (without duplication) to the extent deducted in determining such Consolidated Net Income, in each case as determined for the Consolidated Companies in accordance with GAAP for the applicable period: (i) Consolidated Interest Expense, (ii) consolidated tax expenses, including all federal, state, provincial, local income and similar taxes (provided that, if the entry for consolidated tax expenses increases (rather than decreases) Consolidated Net Income for such fiscal period, then EBITDA shall be reduced by the amount of consolidated tax expenses for such fiscal period), (iii) depreciation and amortization expenses, (iv) all charges and expenses for financing fees and expenses and write-offs of deferred financing fees and expenses, remaining portions of original issue discount on prepayment of Indebtedness, premiums paid  in respect of prepayment of Indebtedness, and commitment fees (including bridge fees and ticking fees but excluding, for the avoidance of doubt, periodic revolver drawn or unused line fees) in respect of financing commitments, (v) all charges and expenses associated with the write up of inventory acquired in Acquisitions or in any other Investments that become Consolidated Companies (or Property of Consolidated Companies, including by way of merger, consolidation or amalgamation) (such Acquisitions or Investments, “Consolidated Company Investments”), in each case as required by Accounting Standards Codification (“ASC”) 805 – “Business Combinations”, (vi) all other non-cash charges, including non-cash charges for the impairment of goodwill taken pursuant to ASC 350 – “Intangibles - Goodwill and Other”, acquisition-related expenses taken pursuant to ASC 805 (whether consummated or not), stock-based compensation and restructuring and other charges, (vii) all legal, accounting and other professional advisory fees and expenses incurred in respect of Consolidated Company Investments and related financing transactions, (viii) (A) all expenses related to payments made to officers and employees, including any applicable excise taxes, of the acquired companies and businesses in any Consolidated Company Investment and other payments due in respect of employment agreements entered into as provided in the agreements relating to any Consolidated Company Investment, and retention bonuses and other transition and integration costs, including information technology transition costs, related to any Consolidated Company Investment, (B) change of control expenses of the acquired companies and businesses in any Consolidated Company Investment, (C) all non-recurring cash expenses taken in respect of any multi-employer and defined benefit pension plan obligations (without duplication) that are not related to plant and other facilities closures and (D) all cash acquisition-related expenses taken pursuant to ASC 805 (whether consummated or not), all cash charges and expenses for plant and other facility closures (whether complete or partial), other cash restructuring charges, labor disruption charges and officer payments in connection with any Consolidated Company Investment or associated with efforts to achieve EBITDA synergies or improvements, and other charges and expenses attributable to Cost Savings Initiatives and similar business optimization and improvements; provided that the amount added back under this clause (viii) shall not exceed 15% of EBITDA (calculated prior to such addback), in each case in the aggregate for any period of four consecutive Fiscal Quarters, (ix) run-rate synergies expected to be achieved within 24 months following the end of such period due to any Consolidated Company Investment as a result of specified actions taken or expected in good faith to be taken (calculated on a pro forma basis as though such synergies had been realized on the first day of such period) and not already included in EBITDA; provided that (A) the aggregate initial estimated run-rate synergies for any Consolidated Company Investment with respect to which an add-back is made pursuant to this clause (ix) during any period of four consecutive Fiscal Quarters shall not exceed 15% of EBITDA (calculated prior to such addback) and (B) such synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken provided that such benefit is expected to be realized within 24 months of taking such action), (x) all non-recurring cash expenses taken in respect of any multi-employer and defined benefit pension plan obligations (without duplication) that are related to plant and other facilities closures (whether complete or partial), (xi) business interruption insurance items and other expenses, in each case during such period that the Parent believes, in good faith, shall be reimbursed by a third party (including through insurance or indemnity payments), and (xii) all sale discounts given in connection with sales of accounts receivables and/or inventory, plus (b) cash distributions of earnings of Unrestricted Subsidiaries made to a Consolidated Company to the extent previously excluded in the determination of Consolidated Net Income by virtue of clause (i) of the definition of Consolidated Net Income, minus (c) the following (without duplication) to the extent added in determining such Consolidated Net Income, in each case as determined for the Consolidated Companies in accordance with GAAP for the applicable period:  all non-cash gains (other than any such non-cash gains (i) in respect of which cash was received in a prior period or will be received in a future period and (ii) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in any prior period for, anticipated cash charges).

            “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

            “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

            “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

            “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than (i) a natural person (or holding company, investment vehicle or trust vehicle for, or owned and operated for the primary benefit of, a natural person)  or (ii) a Disqualified Institution to the extent that the list of Disqualified Institutions has been provided to the Lenders at the Parent’s request); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Defaulting Lender, any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.

        “Eligible Subsidiary” means a direct or indirect Subsidiary of the Parent that is designated as an “Eligible Subsidiary” by the Parent in writing to the Administrative Agent, provided that such notice of designation attests to compliance with the following requirements on a pro forma basis for such designation: (i) such Subsidiary is a Foreign Subsidiary and a Restricted Subsidiary, (ii) the EBITDA of such Subsidiary, on a consolidated basis with its direct and indirect Subsidiaries, is less than 7.5% of the EBITDA of the Parent and its direct and indirect Subsidiaries and (iii) no Default or Event of Default is in existence or would be caused by such designation.

            “Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

          “Environmental Laws” means any and all applicable foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the Environment, as now or is at any relevant time in effect during the term of this Credit Agreement.

            “Equity Capitalization” means as of the date of its determination, consolidated shareholders’ equity of the Parent and its consolidated Subsidiaries, as determined in accordance with GAAP.

            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

            “ERISA Affiliate” means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under subsection (b) or (c) of Section 414 of the Code.

            “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, by the Parent or any ERISA Affiliate from a Multiemployer Plan or the receipt by any Credit Party or any ERISA Affiliate of notification that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice with the PBGC of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA or the commencement of proceedings by the PBGC to terminate or to appoint a trustee to administer a Pension Plan; or (f) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan upon the Parent or any ERISA Affiliate.

            “Erroneous Payment” has the meaning assigned thereto in Section 8.13(a).

            “Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 8.13(d).

            “Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 8.13(d).

            “Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 8.13(d).

            “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

            “Event of Default” has the meaning set forth in Section 7.1.

            “Exchange Act” means Securities Exchange Act of 1934, as amended.

            “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty is or becomes illegal.

            “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) any Tax on such recipient’s net income or profits (or franchise Tax or branch profits Tax), in each case (a) imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable lending office in such jurisdiction or (b) that is an Other Connection Tax, (ii) solely with respect to any Loans or advances to the Borrower, any U.S. federal withholding Tax imposed on amounts payable to a Lender (other than any Lender becoming a party hereto pursuant to a request under Section 2.23) with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquired such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquired its interest in such Loan or (B) such Lender designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable under Section 2.21 either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or such Lender immediately before it changed its lending office, (iii) any withholding Taxes attributable to a Lender’s failure to comply with Section 2.21(d) and (iv) any Tax imposed under FATCA.

            “Existing Credit Agreement” means the Credit Agreement dated as of September 27, 2019 (as amended, supplemented or otherwise modified from time to time), among the Parent, the Borrower, RKT, WRKCo, MWV, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and CoBank, as administrative agent.

            “Existing MWV Notes” means, collectively, the notes of MWV set forth on Schedule 1.1(a)(i).

            “Existing RKT Senior Notes” means, collectively, the notes of RKT set forth on Schedule 1.1(a)(ii).

            “Existing Senior Notes” means, collectively, the Existing MWV Notes and the Existing RKT Senior Notes.

            “Extension of Credit” means, as to any Lender, the making of a Loan by such Lender.

 “Farm Credit Equity Documents” has the meaning given such term in Section 9.20(a).

“Farm Credit Equities” has the meaning specified in Section 9.20(a).

            “Farm Credit Lender” means a federally chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

            “FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (and any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

            “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

            “Fee Letter” means the Fee Letter dated as of June 7, 2022, between the Parent and CoBank, as amended, restated, modified or supplemented from time to time.

            “Fees” means all fees payable pursuant to Section 2.13.

            “Fiscal Quarter” means any fiscal quarter of the SEC Filer.

            “Fiscal Year” means any fiscal year of the SEC Filer.

            “Floor” means a rate of interest equal to 0.00%.

            “Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed to by any Credit Party or any of its Subsidiaries or in respect of which any Credit Party or any of its Subsidiaries is obligated to make contributions, in each case, for the benefit of employees of any Credit Party or any of its Subsidiaries other than those employed within the United States, other than a plan maintained exclusively by a Governmental Authority.

            “Foreign Plan Event” means, with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with applicable accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory or tax authorities of any such Foreign Plan required to be registered or registered to maintain advantageous tax status; or (C) the failure of any Foreign Plan to comply with any provisions of applicable law and regulations or with the material terms of such Foreign Plan.

            “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

            “FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

            “Funded Debt” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and other accrued obligations incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (v) the principal portion of all obligations of such Person under Capital Leases, (vi) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person (other than letters of credit issued for the account of such Person in support of industrial revenue or development bonds that are already included as Indebtedness of such Person under clause (ii) above) and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (vii) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to (A) mandatory sinking fund payments prior to the date six (6) months after the Latest Maturity Date, (B) redemption prior to the date six (6) months after the Latest Maturity Date or (C) other acceleration prior to the date six (6) months after the Latest Maturity Date, (viii) the principal balance outstanding under any Synthetic Lease, (ix) all Indebtedness of others of the type described in clauses (i) through (viii) hereof (which, for purposes of clarity, will not include any of the items described in clause (A)(I) through (A)(XII) below) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed and (x) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (i) through (ix) hereof (which, for purposes of clarity, will not include any of the items described in clause (A)(I) through (A)(XII) below); provided, however, that (A) in the case of the Consolidated Companies, Funded Debt shall not include (I) intercorporate obligations solely among the Consolidated Companies, (II) lease obligations pledged as collateral to secure industrial development bonds, (III) hedge adjustments resulting from terminated fair value interest rate derivatives, (IV) Indebtedness that is non-recourse to such Person under the laws of the applicable jurisdiction (except for Standard Securitization Undertakings), including installment notes issued in timber transactions in the ordinary course of business of the Consolidated Companies, (V) guarantees of the debt of suppliers and vendors incurred in the ordinary course of business of the Consolidated Companies to the extent that the obligations thereunder do not exceed, in the aggregate, $35,000,000, (VI) trade payables re-characterized as Indebtedness in accordance with GAAP under travel and expense reimbursement cards, procurement cards, supply chain finance and similar programs to the extent that the obligations thereunder are satisfied within 180 days of their incurrence under the applicable program, (VII) any obligation in respect of earn-outs, purchase price adjustments or similar acquisition consideration arrangements except to the extent such obligation is no longer contingent and appears as a liability on the balance sheet of the Consolidated Companies in accordance with GAAP, (VIII) any industrial development bonds or similar instruments with respect to which both the debtor and the investor are Consolidated Companies, (IX) any industrial revenue or development bonds that have been redeemed, repurchased or defeased by the Consolidated Companies or otherwise (and any other Indebtedness, including Guaranty Obligations, in respect of such bonds), (X) the portion of any industrial revenue or development bonds that have been cash collateralized (and any other Indebtedness, including Guaranty Obligations, in respect of such portion of such bonds) (it being understood and agreed that the carveout in this clause (X) shall include the aggregate principal amount of the Collateralized Bonds that is outstanding as of the Closing Date (and any other Indebtedness, including Guaranty Obligations, in respect of such bonds)),  (XI) obligations with respect to insurance policy loans to the extent offset by the assets of the applicable insurance policies and (XII) financing liabilities arising under the KapStone Paper Chip Mill Contracts (in an amount, as of March 31, 2022, of approximately $92,000,000, as such amounts may increase or decrease in accordance with the terms of the KapStone Paper Chip Mill Contracts), (B) the Funded Debt of any Person shall include the Funded Debt of any other entity that is not a Consolidated Company (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Debt expressly provide that such Person is not liable therefor and (C) with respect to any Funded Debt of any Consolidated Company that is a partnership or Joint Venture, the Funded Debt of such partnership or Joint Venture shall be limited to the product of the Ownership Share of the Credit Parties and their Restricted Subsidiaries in such partnership or Joint Venture multiplied by the principal amount of such Funded Debt, unless a larger amount of such Funded Debt is recourse to a Credit Party or any Restricted Subsidiary (in which event such larger amount of such Funded Debt shall constitute Funded Debt).

             “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

            “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

            “Guaranteed Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank, as amended, restated, amended and restated, modified, supplemented or extended from time to time.

            “Guaranteed Hedging Agreement” means any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, restated, amended and restated, modified, supplemented or extended from time to time.

            “Guarantors” means the Initial Guarantors and any Additional Credit Party.

            “Guaranty” means the guaranty of the Guarantors set forth in Article X.

            “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Substances” means any substance, waste, chemical, pollutant or contaminant, material or compound in any form, including petroleum, crude oil or any fraction thereof, asbestos or asbestos containing materials, or polychlorinated biphenyls, that is regulated pursuant to any Environmental Law.

            “Hedging Agreement Provider” means any Person that (i) to the extent it is not a Lender, has provided the Administrative Agent with a fully executed Designation Notice, substantially in the form of Exhibit D and (ii) enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.3 to the extent that (a) such Person is a Lender, the Administrative Agent, an Affiliate of a Lender or the Administrative Agent or any other Person that was a Lender or the Administrative Agent (or an Affiliate of a Lender or the Administrative Agent) at the time it entered into the Hedging Agreement but has ceased to be a Lender or the Administrative Agent (or whose Affiliate has ceased to be a Lender or the Administrative Agent) under the Credit Agreement or (b) such Person is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent on the Closing Date and the Hedging Agreement to which such Person is a party was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or the Administrative Agent or such Person’s Affiliate ceased to be a Lender or the Administrative Agent); provided, in the case of a Guaranteed Hedging Agreement with a Person who is no longer a Lender, such Person shall be considered a Hedging Agreement Provider only through the stated maturity date (without extension or renewal or increase in notional amount) of such Guaranteed Hedging Agreement.

            “Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, but excluding (i) any purchase, sale or option agreement relating to commodities used in the ordinary course of such Person’s business and (ii) any agreement existing as of the Closing Date or entered into after the Closing Date in accordance with the historical practices of the Consolidated Companies related to the fiber trading and fiber brokerage business of such Persons.

            “Identified Institutions” has the meaning set forth in the definition of “Disqualified Institutions”.

            “Illegality Notice” has the meaning set forth in Section 2.18(b).

            “Immaterial Subsidiary” means any Restricted Subsidiary (other than the Borrower) where (a) the Consolidated Net Tangible Assets of such Restricted Subsidiary are less than 5.0% of the Consolidated Net Tangible Assets of the Consolidated Companies as of the end of the most recent full Fiscal Quarter for which internal financial statements are available immediately preceding the date of determination and (b) the EBITDA of such Restricted Subsidiary is less than 5.0% of the EBITDA of the Consolidated Companies as of the end of the four most recent full Fiscal Quarters, treated as one period, for which internal financial statements are available immediately preceding the date of determination, in each of the foregoing clauses (a) and (b), determined in accordance with GAAP; provided that Immaterial Subsidiaries may not in the aggregate have (x) Consolidated Net Tangible Assets constituting in excess of 15.0% of the Consolidated Net Tangible Assets of the Consolidated Companies as of the end of the most recent full Fiscal Quarter for which internal financial statements are available immediately preceding the date of determination or (y) EBITDA constituting in excess of 15.0% of the EBITDA of the Consolidated Companies as of the end of the four most recent full Fiscal Quarters, treated as one period, for which internal financial statements are available immediately preceding the date of determination, in each of the foregoing clauses (x) and (y), determined in accordance with GAAP (and, in the event that the Consolidated Net Tangible Assets and/or the EBITDA of all Immaterial Subsidiaries exceed the thresholds specified in the foregoing clauses (x) and (y), as applicable, one or more of the Restricted Subsidiaries that would otherwise have qualified as Immaterial Subsidiaries shall be deemed to be Material Subsidiaries in descending order based on the amounts of their respective Consolidated Net Tangible Assets or EBITDA, as the case may be, until such excess has been eliminated).

            “Increased Amount Date” has the meaning assigned thereto in Section 2.26(a).

            “Incremental Term Loan” has the meaning assigned thereto in Section 2.26(a)(i).

            “Incremental Term Loan Commitment” has the meaning assigned thereto in Section 2.26(a)(i).

            “Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

            “Incremental Term Loan Note” or “Incremental Term Loan Notes” means the promissory notes of the Borrower in favor of each of the Incremental Term Loan Lenders that requests a promissory note evidencing the portion of the Incremental Term Loans provided pursuant to Section 2.26, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

            “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and other accrued obligations incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements (excluding (a) any purchase, sale or option agreement relating to commodities used in the ordinary course of such Person’s business and (b) any agreement existing as of the Closing Date or entered into after the Closing Date in the ordinary course of business of the Credit Parties and the Restricted Subsidiaries related to the fiber trading and fiber brokerage businesses (other than any agreement entered into for speculative purposes) of such Persons), (vi) all Indebtedness of others (which, for purposes of clarity, will not include any of the items described in clauses (A)(I) through (A)(XII) below) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (vii) all Guaranty Obligations of such Person with respect to Indebtedness of another Person (which, for purposes of clarity, will not include any of the items described in clauses (A)(I) through (A)(XII) below), (viii) the principal portion of all obligations of such Person under Capital Leases plus any accrued interest thereon, (ix) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP, (x) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to (A) mandatory sinking fund payments prior to the date six (6) months after the Latest Maturity Date, (B) redemption prior to the date six (6) months after the Latest Maturity Date or (C) other acceleration prior to the date six (6) months after the Latest Maturity Date and (xii) the principal balance outstanding under any Synthetic Lease plus any accrued interest thereon; provided, however, that (A) in the case of the Consolidated Companies, Indebtedness shall not include (I) intercorporate obligations solely among the Consolidated Companies, (II) lease obligations pledged as collateral to secure industrial development bonds, (III) hedge adjustments resulting from terminated fair value interest rate derivatives, (IV) non-recourse installment notes issued in timber transactions in the ordinary course of business of the Consolidated Companies, (V) guarantees of the debt of suppliers and vendors incurred in the ordinary course of business of the Consolidated Companies to the extent that the obligations thereunder do not exceed, in the aggregate, $35,000,000, (VI) trade payables re-characterized as Indebtedness in accordance with GAAP under travel and expense reimbursement cards, procurement cards, supply chain finance and similar programs to the extent that the obligations thereunder are satisfied within 180 days of their incurrence under the applicable program, (VII) any obligations in respect of earn-outs, purchase price adjustments or similar acquisition consideration arrangements except to the extent such obligation is no longer contingent and appears as a liability on the balance sheet of the Consolidated Companies in accordance with GAAP, (VIII) any industrial development bonds or similar instruments with respect to which both the debtor and the investor are Consolidated Companies, (IX) any industrial revenue or development bonds that have been redeemed, repurchased or defeased by the Consolidated Companies or otherwise (and any other Indebtedness, including Guaranty Obligations, in respect of such bonds), (X) the portion of any industrial revenue or development bonds that have been cash collateralized (and any other Indebtedness, including Guaranty Obligations, in respect of such portion of such bonds) (it being understood and agreed that the carveout in this clause (X) shall include the aggregate principal amount of the Collateralized Bonds that is outstanding as of the Closing Date (and any other Indebtedness, including Guaranty Obligations, in respect of such bonds)),  (XI) obligations with respect to insurance policy loans to the extent offset by the assets of the applicable insurance policies and (XII) financing liabilities arising under the KapStone Paper Chip Mill Contracts (in an amount, as of March 31, 2022, of approximately $92,000,000, as such amounts may increase or decrease in accordance with the terms of the KapStone Paper Chip Mill Contracts), (B) the Indebtedness of any Person shall include the Indebtedness of any other entity that is not a Consolidated Company (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor and (C) with respect to any Indebtedness of any Consolidated Company that is a partnership or Joint Venture, the Indebtedness of such partnership or Joint Venture shall be limited to the product of the Ownership Share of the Credit Parties and their Restricted Subsidiaries in such partnership or Joint Venture multiplied by the principal amount of such Indebtedness, unless a larger amount of such Indebtedness is recourse to a Credit Party or any Restricted Subsidiary (in which event such larger amount of such Indebtedness shall constitute Indebtedness).

             “Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

            “Indemnitee” has the meaning set forth in Section 9.5(b).

            “Information” has the meaning set forth in Section 9.14.

            “Information Materials” has the meaning set forth in Section 5.7.

            “Initial Guarantors” has the meaning set forth in the introductory paragraph hereof.

            “Intellectual Property” means all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

            “Intercompany Debt” has the meaning set forth in Section 9.18.

  “Interest Determination Date” has the meaning set forth in the definition of “Applicable Percentage”.

             “Interest Expense” means, with respect to any Person for any period, the sum of the amount of interest paid or accrued in respect of such period.

            “Interest Payment Date” means (a) as to any Base Rate Loan, (i) the last Business Day of each March, June, September and December and (ii) the applicable Maturity Date and(b) as to any Term SOFR Loan, (i) the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three‑month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and (ii) the applicable Maturity Date.

  “Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter (provided that the initial Interest Period commencing on the Closing Date will end on July 28, 2022), in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Extension and subject to availability; provided that:

  (a)            the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

  (b)            if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

  (c)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

  (d)            [reserved];

  (e)            no Interest Period shall extend beyond the applicable Maturity Date;

  (f)            there shall be no more than twelve (12) Interest Periods in effect at any time; and

  (g)            no tenor that has been removed from this definition pursuant to Section 2.17(d) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Extension.

            “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person or (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

  “Investment Purpose” means the financing (or refinancing) of investments by any Credit Party (or any of their respective predecessors) in mills that are located in rural areas with populations of no more than 20,000 and that utilize waste and waste product (through the recycling of fiber) as inputs for their operations.

            “IRS” means the United States Internal Revenue Service.

            “Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit H, executed and delivered by each Person who becomes a Guarantor in accordance with the provisions of Section 5.10.

            “Joint Venture” means, with respect to any Person, any corporation or other entity (including limited liability companies, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, of which some but less than 100% of the total combined voting power of all classes of Voting Stock or other ownership interests, at the time as of which any determination is being made, is owned by such Person, either directly or indirectly through one or more Subsidiaries of such Person.

            “KapStone” means KapStone Paper and Packaging Corporation, a Delaware corporation.

            “KapStone Paper Chip Mill Contracts” means the non-cancellable contracts entered into by KapStone in 2015 to construct facilities to produce wood chips for use at KapStone’s Charleston and Roanoke Rapids paper chip mills.

            “Known Affiliates” has the meaning set forth in the definition of “Disqualified Institutions”.

            “Latest Maturing Loan” means the Term Loan incurred and outstanding under this Credit Agreement with the Latest Maturity Date.

            “Latest Maturity Date” means the latest maturity date of any Loan incurred or outstanding under this Agreement at any given time after giving effect to any renewal, refinancing, refunding or extension of Loans incurred or outstanding pursuant to this Agreement.

            “Lead Arranger” means CoBank in its capacity as the sole lead arranger with respect to this Agreement.

            “Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 2.26.

            “Lender Participation Notice” means a Lender Participation Notice substantially in the form of Exhibit K.

            “Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and their respective successors and assigns and any Incremental Term Loan Lender.

            “Lending Office” means initially, the office of each Lender designated as such Lender’s Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Parent as the office of such Lender at which Loans of such Lender are to be made.

  “Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Total Funded Debt as of such date minus (ii) the aggregate amount of cash on the consolidated balance sheet of the Parent and its Restricted Subsidiaries attributable to the net proceeds of an issuance or incurrence of Indebtedness that constitutes Refinancing Indebtedness in respect of existing Indebtedness maturing within 180 days of such issuance or incurrence, to (b) EBITDA for the period of the four prior Fiscal Quarters ending on such date.

  “License” has the meaning set forth in Section 5.6(c).

            “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind in the nature of a security interest (including any conditional sale or other title retention agreement and any lease in the nature thereof).

            “Loan” or “Loans” means a Closing Date Term Loan or an Incremental Term Loan, as appropriate.

            “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or financial condition of the Parent and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their obligations under any Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of the Credit Documents.

            “Material Contract” means any contract or other arrangement to which the Parent or any of its Subsidiaries is a party that is required to be filed with the SEC.

            “Material Subsidiary” means each Restricted Subsidiary that is not an Immaterial Subsidiary.

            “Maturity Date” means (a) with respect to the Closing Date Term Loans, the date that is seven (7) years after the Closing Date and (b) with respect to any series of Incremental Term Loans, the date specified as the Maturity Date of such series of Incremental Term Loans in the applicable Lender Joinder Agreement.

            “MNPI” has the meaning specified in Section 2.11(c)(i).

            “Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

            “Most Favored Lender Provisions” has the meaning set forth in Section 9.21.

         “Multiemployer Plan” means any employee benefit plan of the type defined in Section 3(37) of ERISA or described in Section 4001(a)(3) of ERISA and that is subject to ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

            “MWV” has the meaning set forth in the introductory paragraph hereof.

             “MWV SPE Assets” means the Timber Note assets held by MeadWestvaco Timber Note Holding Co. II, LLC, MeadWestvaco Timber Note Holding LLC or any other Restricted Subsidiary.

            “Non-Credit Party” means a Restricted Subsidiary that is not a Credit Party.

            “Note” or “Notes” means the Closing Date Term Loan Notes and/or the Incremental Term Loan Notes, collectively, separately or individually, as appropriate.

  “Notice of Borrowing” means a request for the Closing Date Term Loan pursuant to Section 2.4.  A Form of Notice of Borrowing is attached as Exhibit B.

      “Notice of Conversion/Extension” means the written notice of (i) conversion of a Term SOFR Loan to a Base Rate Loan, (ii) conversion of a Base Rate Loan to a Term SOFR Loan or (iii) extension of a Term SOFR Loan, as appropriate, in each case substantially in the form of Exhibit C.

            “OFAC” has the meaning set forth in Section 3.13(a).

            “Offered Loans” has the meaning specified in Section 2.11(c)(iii).

            “Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, Taxes imposed as a result of any present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced, any Credit Documents).

            “Other Parties” has the meaning specified in Section 10.7(c).

            “Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of Loans (other than an assignment made pursuant to Section 2.23).

            “Overnight Rate” means, for any day, with respect to any amount denominated in U.S. Dollars, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.

            “Ownership Share” means, with respect to any Joint Venture, a Credit Party’s or any Restricted Subsidiary’s relative equity ownership (calculated as a percentage) in such Joint Venture determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Joint Venture.

            “Parent” has the meaning set forth in the introductory paragraph hereof.

            “Participant” has the meaning set forth in Section 9.6(d).

            “Participant Register” has the meaning set forth in Section 9.6(d).

            “Patent License” means all agreements, whether written or oral, providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent.

           “Patents” means (a) all letters patent of the United States or any other country and all reissues and extensions thereof, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof.
    “Patriot Act” means the USA PATRIOT Act, Title III of Pub.  L.  107-56, signed into law October 26, 2001.

   “Payment Recipient” has the meaning assigned thereto in Section 8.13(a).

  “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

            “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

            “Periodic Term SOFR Determination Day” has the meaning specified in clause (a) of the definition of “Term SOFR.”

            “Permitted Securitization Entity” means a Person (other than a Permitted Securitization Subsidiary, individual or Governmental Authority) that was established by a financial institution or Affiliate thereof to purchase or otherwise acquire assets for the principal purpose of securitization, and which purchase or acquisition of such assets is funded through the issuance of securities by such Person or by such Person incurring indebtedness; provided that a financial institution or Affiliate of a financial institution that purchases or acquires assets for the principal purpose of securitization shall also be considered a Permitted Securitization Entity.

            “Permitted Securitization Subsidiary” means any Subsidiary that (i) is directly or indirectly wholly-owned by the Parent, (ii) is formed and operated solely for purposes of a Permitted Securitization Transaction, (iii) is formed to qualify as a “bankruptcy remote” entity, (iv) has organizational documents which limit the permitted activities of such Permitted Securitization Subsidiary to the acquisition of Securitization Assets from the Parent or one or more of its Subsidiaries, the securitization of such Securitization Assets and activities necessary or incidental to the foregoing, (v) if organized within the United States, is organized so as to meet S&P’s requirements for special purpose entities engaged in the securitization of assets, (vi) if organized within Canada or any province or territory thereof, is organized so as to meet the requirements for special purpose entities engaged in the securitization of assets by any recognized rating agency operating in such jurisdiction and (vii) if organized outside the United States and Canada (and any province or territory thereof), is organized so as to meet the requirements for special purpose entities engaged in the securitization of assets by any recognized rating agency operating in such jurisdiction; provided that if no requirements for special purpose entities exist in such jurisdiction, the Parent shall certify to the Administrative Agent that no recognized rating agency is operating in such jurisdiction that customarily rates securitization transactions.

            “Permitted Securitization Transaction” means (a) the transfer by the Parent or one or more of its Restricted Subsidiaries of Securitization Assets to one or more (x) Permitted Securitization Subsidiaries or (y) Permitted Securitization Entities and, in each case, the related financing of such Securitization Assets; provided that, in each case, (i) such transaction is the subject of a favorable legal opinion as to the “true sale” of the applicable Securitization Assets under the laws of the applicable jurisdiction and (ii) such transaction is non-recourse to the Parent and its Restricted Subsidiaries under the laws of the applicable jurisdiction, except for Standard Securitization Undertakings, (b) any credit facility backed or secured by Receivables or any other Securitization Assets of the Consolidated Companies among one or more Consolidated Companies and a financial institution, which credit facility is non-recourse to the Parent and its Restricted Subsidiaries under the laws of the applicable jurisdiction, except for Standard Securitization Undertakings or (c) any other arrangement or agreement in respect of a “true sale” (or any similar concept in the applicable jurisdiction) of Receivables or any other Securitization Assets in accordance with the laws of the United States or any State thereof, Canada, any province or territory of Canada or other applicable jurisdiction.

            “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

            “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

            “Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.

            “Priority Debt Basket” shall mean, at any time, (I) in the case of Section 6.2(w), (a) an amount equal to 10% of Consolidated Net Tangible Assets as of the last day of the most recently ended Fiscal Quarter, less without duplication (b) (i) solely to the extent in excess of the amount in clause (a) above the aggregate principal amount of Indebtedness incurred under Section 6.3(c) then outstanding plus (ii) the aggregate amount of obligations (or, if applicable, the fair market value of inventory) secured by Liens under Section 6.2(w) then outstanding and (II) in the case of Section 6.3(c), (a) an amount equal to 20% of Consolidated Net Tangible Assets as of the last day of the most recently ended Fiscal Quarter, less without duplication (b) (i) the aggregate principal amount of Indebtedness incurred under Section 6.3(c) then outstanding plus (ii) the aggregate amount of obligations (or, if applicable, the fair market value of inventory) secured by Liens under Section 6.2(w) then outstanding.  In the event that any Indebtedness would otherwise count against both the basket in Section 6.3(c) and the basket in Section 6.2(w), such Indebtedness shall be counted, for purposes of calculating the size of the Priority Debt Basket under each of clauses (I) and (II) of this definition, as outstanding only under Section 6.2(w) (and, for purposes of clarity, shall not be counted as outstanding under Section 6.3(c)).

      “Private Information” has the meaning set forth in Section 5.7.

            “Pro Forma Basis” means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in Section 1.3(iii)) of the financial covenant set forth in Section 6.1 or the Leverage Ratio in respect of a proposed transaction or designation of a Restricted Subsidiary as an Unrestricted Subsidiary (a “Specified Transaction”), the making of such calculation after giving effect on a pro forma basis to:

(a)            the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;

(b)            the assumption, incurrence or issuance of any Indebtedness of a Consolidated Company (including any Person which became a Consolidated Company pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);

(c)            the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by a Consolidated Company (including any Person which became a Consolidated Company pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;

(d)            other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by a Consolidated Company after the first day of the applicable Calculation Period, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness so incurred or issued bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date, and with any such Indebtedness so assumed bearing interest at a floating rate being calculated using the actual interest rate in effect during such period); and

(e)            other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by a Consolidated Company after the first day of the applicable Calculation Period, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.

         “Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Parent delivered to the Administrative Agent in connection with a Specified Transaction, such certificate to contain reasonably detailed calculations satisfactory to the Administrative Agent, upon giving effect to the applicable Specified Transaction on a Pro Forma Basis, of the financial covenant set forth in Section 6.1 for the applicable Calculation Period.

            “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            “Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.11(c)(ii).

            “Pro Rata Additional Borrower” means any Borrower (as defined in the Pro Rata Credit Agreement).

             “Pro Rata Credit Agreement” means the Credit Agreement dated as of July 7, 2022, among the Parent, WRKCo, as parent borrower, WestRock Company of Canada Corp./Compagnie WestRock du Canada Corp., as Canadian borrower, WRK Luxembourg S.à r.l., as Luxembourg borrower, the other subsidiary borrowers from time to time party thereto, RKT and MWV, as initial guarantors, the other guarantor subsidiaries from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and multicurrency agent.

            “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

             “Public Information” has the meaning set forth in Section 5.7.

  “Purchasing Borrower Party” means the Parent or any of its Subsidiaries.

           “Qualified Acquisition” means the acquisition by the Parent, the Borrower or any other Restricted Subsidiary of any Person, property, business or assets which acquisition has been designated to the Lenders by a Responsible Officer as a “Qualified Acquisition” so long as, on a Pro Forma Basis after giving effect to such acquisition, the Debt to Capitalization Ratio as of the last day of the most recently ended Fiscal Quarter (for which financial statements have been delivered pursuant to Section 5.7) prior to such acquisition would be no greater than 0.70:1.00; provided that (a) no such designation may be made with respect to any acquisition prior to the end of the fourth full Fiscal Quarter following the completion of the most recently consummated Qualified Acquisition unless the Debt to Capitalization Ratio as of the last day of the most recently ended Fiscal Quarter (for which financial statements have been delivered pursuant to Section 5.7) prior to the consummation of such acquisition was no greater than 0.65:1.00, (b) the aggregate consideration for such acquisition (including the aggregate principal amount of any Indebtedness assumed thereby) is equal to or greater than $1,000,000,000 and (c) the Parent may designate no more than three such acquisitions as a “Qualified Acquisition” during the term of this Agreement.

            “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

            “Qualifying Lenders” has the meaning specified in Section 2.11(c)(iv).

            “Qualifying Loans” has the meaning specified in Section 2.11(c)(iv).

            “Rating” means the Parent’s long-term senior unsecured non-credit-enhanced debt rating as was most recently announced by S&P or Moody’s, as applicable.

            “Ratings Level” has the meaning set forth in the definition of “Applicable Percentage”.

            “Receivables” has the meaning set forth in the definition of “Securitization Assets”.

            “Refinanced Term Loan” has the meaning set forth in Section 9.1.

            “Refinancing Indebtedness” means, with respect to any Indebtedness (the “Existing Indebtedness”), any other Indebtedness that renews, refinances, refunds, replaces or extends such Existing Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Existing Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Existing Indebtedness and any reasonable fees, premium and expenses relating to such renewal, refinancing, refunding, replacement or extension, unless at the time such Refinancing Indebtedness is incurred, such excess amount shall be permitted under Section 6.3 and, if applicable, utilize a basket thereunder.

            “Register” has the meaning set forth in Section 9.6(c).

            “Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

      “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person and of such Person’s Affiliates.

            “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migrating or leaching into the Environment, or into or from any building or facility.

            “Relevant Governmental Body” means with respect to a Benchmark Replacement in respect of Credit Party Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, U.S. Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

            “Replacement Term Loan” has the meaning set forth in Section 9.1.

            “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived by regulation.

            “Required Financial Information” means, as to any Fiscal Quarter or Fiscal Year, the financial information required by subsections (a) through (c) of Section 5.7 for such Fiscal Quarter or Fiscal Year, as applicable.

            “Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of the outstanding Term Loans at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Term Loans owing to such Defaulting Lender.

            “Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property.

            “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

            “Responsible Officer” means, with respect to any Person, any of the Chief Executive Officer, Chief Financial Officer, the Treasurer, the Chief Accounting Officer, or the Controller of such Person (or, if no such Person is specified, of the Parent).

            “Restricted Subsidiary” means any Subsidiary other than any such Subsidiary that is or shall become an Unrestricted Subsidiary as provided herein.

            “RKT” has the meaning set forth in the introductory paragraph hereof.

             “S&P” means S&P Global Ratings, a segment of S&P Global Inc., and any successor to its rating agency business.

            “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to Sanctions.

  “Sanctioned Person” means (a) a person named on the list of Specially Designated Nationals maintained by OFAC, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

            “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the Canadian government, (c) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority having jurisdiction over Parent and its consolidated Subsidiaries and their respective operations.

            “SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

            “SEC Filer” means the Parent or such Restricted Subsidiary that files with the SEC the audited and unaudited financial statements of the Parent and its consolidated Subsidiaries.

            “Securities Act” means the Securities Act of 1933, as amended.

            “Securitization Assets” means any accounts receivable, notes receivable, rights to future lease payments or residuals (collectively, the “Receivables”) owed to or owned by the Parent or any Subsidiary (whether now existing or arising or acquired in the future), all collateral securing such Receivables, all contracts and contract rights, purchase orders, records, security interests, financing statements or other documentation in respect of such Receivables and all guarantees, letters of credit, insurance or other agreements or arrangements supporting or securing payment in respect of such Receivables, all lockboxes and collection accounts in respect of such Receivables (but only to the extent such lockboxes and collection accounts contain only amounts related to such Receivables subject to a Permitted Securitization Transaction), all collections and proceeds of such Receivables and other assets which are of the type customarily granted or transferred in connection with securitization transactions involving receivables similar to such Receivables.

            “SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

            “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

            “Specified Transaction” has the meaning set forth in the definition of Pro Forma Basis set forth in this Section 1.1.

            “Standard Securitization Undertakings” means (i) any obligations and undertakings of the Parent or any Restricted Subsidiary on terms and conditions consistent with the sale treatment of Securitization Assets in a transaction that results in a legal “true sale” of Securitization Assets in accordance with the laws of the United States, Canada, any province or territory of Canada or other applicable jurisdiction and (ii) any obligations and undertakings of the Parent or any Restricted Subsidiary not inconsistent with the treatment of the transfer of Securitization Assets in a transaction as a legal “true sale” and otherwise consistent with customary securitization undertakings in accordance with the laws of the United States, Canada, any province or territory of Canada or other applicable jurisdiction; provided that Standard Securitization Undertakings shall not include any guaranty or other obligation of the Parent and its Restricted Subsidiaries with respect to any Securitization Asset that is not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable obligor with respect to such Securitization Asset.

     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through one or more intermediaries or subsidiaries.  Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of the Parent.

            “Successor Borrower” has the meaning set forth in Section 6.4(a).

            “Successor Parent” has the meaning set forth in Section 6.4(a).

            “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

            “Synthetic Lease” means any synthetic lease, tax retention operating lease or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

            “Tax Exempt Certificate” has the meaning set forth in Section 2.21(d).

            “Taxes” has the meaning set forth in Section 2.21(a).

            “Term Loan Lenders” means, collectively, the Closing Date Term Loan Lenders and the Incremental Term Loan Lenders.

            “Term Loan Note” means a Closing Date Term Loan Note and/or an Incremental Term Loan Note, as appropriate.

            “Term Loans” means, collectively, Closing Date Term Loans and the Incremental Term Loans, and “Term Loan” means any of such Term Loans.

            “Term SOFR” means,

(a)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government

            “Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

            “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

            “Term SOFR Loan” means any Loan that bears interest at a rate based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

            “Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

            “Total Funded Debt” means, without duplication, the sum of: (a) Consolidated Funded Debt, (b) with respect to a Permitted Securitization Transaction, (i) if a Permitted Securitization Subsidiary is a party to such Permitted Securitization Transaction, the aggregate principal, stated or invested amount of outstanding loans made to the relevant Permitted Securitization Subsidiary under such Permitted Securitization Transaction and (ii) if a Permitted Securitization Entity is a party to such Permitted Securitization Transaction, the aggregate amount of cash consideration received as of the date of such sale or transfer by the Parent and its Restricted Subsidiaries from the sale or transfer of Receivables or other Securitization Assets during the applicable calendar month in which such sale or transfer took place under such Permitted Securitization Transaction, and (c) to the extent not otherwise included, the outstanding principal balance of Indebtedness under any Permitted Securitization Transaction referenced in clause (b) of the definition thereof.

            “Trade Date” has the meaning set forth in Section 9.6(b)(i)(B).

            “Trademark License” means any agreement, written or oral, providing for the grant by or to a Credit Party of any right to use any Trademark.

            “Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and (b) all renewals thereof.

            “Type” means, as to any Loan, its nature as a Base Rate Loan or a Term SOFR Loan, as the case may be.

   “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

            “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

            “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

            “Unrestricted Subsidiary” means (i) any Permitted Securitization Subsidiary, (ii) any Joint Venture that is a Subsidiary and (iii) any Subsidiary (other than the Borrower) which, at the option of the Parent, is designated in writing by the Parent to the Administrative Agent as being an Unrestricted Subsidiary; provided that the Parent may designate any such Permitted Securitization Subsidiary or Joint Venture as a Restricted Subsidiary in its discretion.  The Parent may designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time so long as (A) no Default or Event of Default is in existence or would be caused by such designation and (B) the Parent supplies to the Administrative Agent a Pro Forma Compliance Certificate demonstrating pro forma compliance with the financial covenant in Section 6.1 after giving effect to such designation.

            “U.S. Dollars” and “$” means dollars in lawful currency of the United States of America.

            “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

            “Voting Participant” has the meaning set forth in Section 9.6(d).

            “Voting Participant Notice” has the meaning set forth in Section 9.6(d).

            “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

            “Wholly-Owned Domestic Restricted Subsidiary” has the meaning set forth in Section 5.10(a).

             “Wholly-Owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary that is a Wholly-Owned Subsidiary.

           “Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the equity interests (except directors’ qualifying shares or shares aggregating less than 1% of the outstanding shares of such Subsidiary which are owned by individuals) and voting interests are owned by any one or more of the Parent and the Parent’s other Wholly-Owned Subsidiaries at such time.

     “Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

            “WRK Southeast” has the meaning set forth in the introductory paragraph hereof.

            “WRKCo” has the meaning set forth in the introductory paragraph hereof.

   1.2            Computation of Time Periods.

   All time references in this Credit Agreement and the other Credit Documents shall be to New York, New York time unless otherwise indicated.  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

  1.3            Accounting Terms.

(i)            Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements  of the Parent delivered to the Lenders; provided that, if the Parent shall notify the Administrative Agent that it wishes to amend the financial covenant in Section 6.1 or the definition of Leverage Ratio (or any component thereof) to eliminate the effect of any change in GAAP on the operation of such covenant or such ratio (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Section 6.1 or the definition of Leverage Ratio (or any component thereof) for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of GAAP in effect and as adopted by the Parent on the Closing Date), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Lenders.

(ii)            The Parent shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any Required Financial Information, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application (it being understood that the requirement in this subsection (ii) shall be satisfied if the information required by clauses (a) and (b) above are included the applicable Required Financial Information).

(iii)            Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenant set forth in Section 6.1 or in determining the Leverage Ratio for any applicable period (including for purposes of the definitions of “Applicable Percentage,” “Consolidated Interest Expense,” “EBITDA,” “Pro Forma Basis” and “Total Funded Debt” set forth in Section 1.1), if any Acquisition or disposition of Property occurred during such period, such calculations with respect to such period shall be made on a Pro Forma Basis.

(iv)            Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that after the Credit Parties’ obligations with respect to a series of debt securities are deemed to be no longer outstanding under an indenture or other operative document governing such debt securities (including due to having paid or irrevocably deposited funds sufficient to pay the entire Indebtedness represented by such debt securities at a given date), (A) such debt securities will thereafter be deemed to be no longer “outstanding” for purposes of all calculations made under this Credit Agreement and (B) any interest expense attributable to such debt securities will thereafter be deemed not to constitute Interest Expense for purposes of all calculations made under this Agreement.

(v)            Notwithstanding anything to the contrary contained herein, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would have constituted Capital Leases as of December 31, 2017, shall be considered Capital Leases hereunder and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith.

       1.4            Terms Generally; Construction.

      The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

   1.5            Rates.

  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.17, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

CREDIT FACILITY

2.1            [Reserved].

2.2            [Reserved].

2.3            [Reserved].

2.4            Closing Date Term Loan.

   (a)            Closing Date Term Loan.  Subject to the terms and conditions set forth herein, each Lender severally made, on September 27, 2019, its portion of a term loan in U.S. Dollars (the “Closing Date Term Loan”) in the aggregate principal amount of SIX HUNDRED MILLION U.S. DOLLARS ($600,000,000) (the “Closing Date Term Loan Committed Amount”) for the purposes hereinafter set forth.  On and after the Closing Date, the Closing Date Term Loan may consist of Base Rate Loans or Term SOFR Loans, or a combination thereof, as the Borrower may request in its Notice of Borrowing.  Amounts repaid or prepaid on the Closing Date Term Loan may not be reborrowed.

   (b)            Repayment of Closing Date Term Loan.  The principal amount of the Closing Date Term Loan shall be repaid on the Maturity Date.

   (c)            Interest on the Closing Date Term Loan.  Subject to the provisions of Sections 2.9 and 2.14, the Closing Date Term Loan shall bear interest on and after the Closing Date as follows:

(i)            Base Rate Loans.  During such periods as the Closing Date Term Loan shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)            Term SOFR Loans.  During such periods as the Closing Date Term Loan shall be comprised of Term SOFR Loans, each such Term SOFR Loan shall bear interest at a per annum rate equal to the sum of the Adjusted Term SOFR plus the Applicable Percentage.

       Interest on the Closing Date Term Loan shall be payable in arrears on each Interest Payment Date.

(d)            Closing Date Term Loan Notes.  The Borrower’s obligation to pay each Closing Date Term Loan Lender’s Closing Date Term Loan shall be evidenced, upon such Closing Date Term Loan Lender’s request, by a Closing Date Term Loan Note made payable to such Lender in substantially the form of Exhibit E.

2.5            [Reserved].

2.6            [Reserved].

2.7            [Reserved].

2.8            [Reserved].

2.9            Default Rate.

   If any principal of or interest on any Loan or any fee or other amount payable by any Credit Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, payable on demand, at a per annum rate two percent (2%) greater than the interest rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then two percent (2%) greater than the Alternate Base Rate plus the Applicable Percentage).

   2.10            Conversion Options.

    (a)            The Borrower may elect from time to time to convert Base Rate Loans to Term SOFR Loans and/or Term SOFR Loans to Base Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three (3) Business Days’ prior to the proposed date of conversion.  If the date upon which a Base Rate Loan is to be converted to a Term SOFR Loan or a Term SOFR Loan is to be converted to a Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan or Term SOFR Loan, as applicable.  All or any part of outstanding Base Rate Loans and Term SOFR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Term SOFR Loan when any Default or Event of Default has occurred and is continuing except with the consent of the Required Lenders, and (ii) partial conversions shall be in a minimum aggregate principal amount of the Borrowing Minimum or a whole multiple amount of the Borrowing Multiple in excess thereof.

(b)            Any Term SOFR Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided, that no Term SOFR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, except with the consent of the Required Lenders, in which case such Term SOFR Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the Borrower shall fail to give timely notice of an election to continue a Term SOFR Loan, or the continuation of Term SOFR Loans is not permitted hereunder, such Term SOFR Loans shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period with respect thereto.

(c)            In connection with the use or administration of any Benchmark, the Administrative Agent will have the right, in consultation with the Parent, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Parent and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

2.11            Prepayments.

    (a)            Voluntary Prepayments.  Term Loans may be repaid in whole or in part without premium or penalty; provided that (i) Term SOFR Loans may be repaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, (ii) repayments of Term SOFR Loans must be accompanied by payment of any amounts owing under Section 2.20 and (iii) partial repayments of Loans shall be in minimum principal amount of the Borrowing Minimum, and in integral multiples of the Borrowing Multiple in excess thereof.  To the extent that the Borrower elects to prepay the Closing Date Term Loan or, if applicable, any Incremental Term Loans, amounts prepaid under this Section 2.11(a) shall be applied to such Term Loans (to the remaining principal installments thereof, if any, as directed by the Borrower) first ratably to any Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.11(a) shall be subject to Section 2.20, but otherwise without premium or penalty.  Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loan not been prepaid or, at the request of the Administrative Agent in the case of a prepayment under this clause (a) or clause (b) below, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.  Amounts prepaid on the Term Loans may not be reborrowed.  Each notice delivered by the Borrower pursuant to this Section 2.11(a) shall be revocable by the Borrower (by notice to the Administrative Agent on or prior to the proposed prepayment date specified therein).

(b)            [Reserved].

(c)            Discounted Prepayments.

(i)            Notwithstanding anything to the contrary in Section 2.11(a) or 2.15 (which provisions shall not be applicable to this Section 2.11(c)) or any other provision of this Agreement, any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term Loans of any Class to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.11(c) (it being understood that such prepayment may be made with either debt or cash); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any revolving credit loan or swingline loan under the credit facilities under the Pro Rata Credit Agreement, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis and (C) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.11(c) has been satisfied and (3) except as previously disclosed in writing to the Administrative Agent and the Term Loan Lenders, such Purchasing Borrower Party does not have, as of the date of each Discounted Prepayment Option Notice and each Discounted Voluntary Prepayment Notice, any material non-public information (“MNPI”) with respect to the Parent or any of its Subsidiaries that has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Parent, any of its Subsidiaries or Affiliates) prior to such time that could reasonably be expected to have a material effect upon, or otherwise be material to, a Term Loan Lender’s decision to offer Term Loans to the Purchasing Borrower Party to be repaid, except to the extent that such Term Loan Lender has entered into a customary “big boy” letter with the Parent.

(ii)            To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide a Discounted Prepayment Option Notice that such Purchasing Borrower Party desires to prepay Term Loans of the Class specified therein in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below.  The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $5,000,000.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment:  (A) the Proposed Discounted Prepayment Amount of Term Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)            Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.11(c)(ii), the Administrative Agent shall promptly notify each Term Loan Lender of the applicable Class thereof.  On or prior to the Acceptance Date, each such Lender may specify by Lender Participation Notice to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”).  Based on the Acceptable Prices and principal amounts of Term Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Borrower Party, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to Section 2.11(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans.  Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.  For the avoidance of doubt, any Term Loans redeemed by the Parent pursuant to a Discounted Voluntary Prepayment shall immediately cease to be outstanding.

(iv)            The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.

(v)            Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.19), upon irrevocable notice in the form of a Discounted Voluntary Prepayment Notice, delivered to the Administrative Agent no later than 1:00 p.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi)            To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 2.11(c)(iii) above) established by the Administrative Agent in consultation with the Parent.

(vii)            Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii)            The aggregate principal amount of the Term Loans of the applicable Class outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans of such Class prepaid on the date of any such Discounted Voluntary Prepayment.

(ix)            Each prepayment of the outstanding Term Loans of any Class pursuant to this Section 2.11(c) shall be applied at par to the remaining principal repayment installments of the Term Loans of such Class, if any, pro rata among such installments for the respective class.

(x)            For the avoidance of doubt, it is within each Lender’s sole and absolute discretion whether to accept a Discounted Voluntary Prepayment.

2.12            [Reserved].

2.13            Fees.

     (a)            [Reserved].

     (b)            The Credit Parties agree to pay to the Administrative Agent the annual administrative agent fee as described in the Fee Letter.

2.14            Computation of Interest and Fees.

     (a)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable to such Loan.  Interest payable hereunder with respect to Base Rate Loans accruing interest at the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of Term SOFR on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)            It is the intent of the Administrative Agent, the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between or among the Administrative Agent, the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If the Administrative Agent or any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

2.15            Pro Rata Treatment and Payments.

     (a)            Pro Rata Distribution of Payments.  Each payment on account of an amount due from the Borrower hereunder or under any other Credit Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency.  Upon request, the Administrative Agent will give the Borrower a statement showing the computation used in calculating such amount, which statement shall be presumptively correct in the absence of manifest error.  The obligation of the Borrower to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder.

    (b)            Application of Payments Prior to Exercise of Remedies.  Unless otherwise specified in this Credit Agreement, each payment under this Credit Agreement or any Note shall be applied (i) first, to interest then due and owing hereunder and under the Notes of the Borrower and (ii) second, to principal then due and owing hereunder and under the Notes of the Borrower.    Each payment (other than voluntary repayments) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective amounts due and owing hereunder.  Each voluntary repayment on account of principal of the Loans shall be applied in accordance with Section 2.11(a).  All payments (including prepayments) to be made by the Credit Parties on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders (except as provided in Section 2.25(b)) at the Administrative Agent’s office specified in Section 9.2 and shall be made in U.S. Dollars not later than 12:00 p.m. on the date when due.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Term SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

   (c)            Allocation of Payments After Exercise of Remedies.  Notwithstanding any other provision of this Credit Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.9) by the Administrative Agent pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

    FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

    SECOND, to payment of any fees owed to the Administrative Agent;

   THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

   FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Guaranteed Hedging Agreement and/or any Guaranteed Cash Management Agreement, any fees, premiums and scheduled periodic payments due under such Guaranteed Hedging Agreement and/or Guaranteed Cash Management Agreement and any interest accrued thereon;

   FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations, and including with respect to any Guaranteed Hedging Agreement and/or any Guaranteed Cash Management Agreement, any breakage, termination or other payments due under such Guaranteed Hedging Agreement and any interest accrued thereon;

   SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

   SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders, Cash Management Banks and/or Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider and/or Cash Management Bank bears to the aggregate then outstanding Loans and obligations payable under all Hedging Agreements with a Hedging Agreement Provider and/or Cash Management Agreements with a Cash Management Bank) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.

   The Administrative Agent shall not be deemed to have notice of the existence of, notice of any Credit Party Obligations owed to, or be responsible for any distribution to, any Hedging Agreement Provider and/or Cash Management Bank for any purposes of this Agreement unless such amounts have been notified in writing to the Administrative Agent by the Parent and, as applicable, such Hedging Agreement Provider or Cash Management Bank.

   (d)            Defaulting Lenders.  Notwithstanding the foregoing clauses (a), (b) and (c), if there exists a Defaulting Lender, each payment by the Credit Parties to such Defaulting Lender hereunder shall be applied in accordance with Section 2.25(b).

2.16            Non-Receipt of Funds by the Administrative Agent.

(a)            Funding by Lenders; Presumption by the Administrative Agent.  Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

(b)            Payments by Borrower; Presumptions by Agent.  Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender.  If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c)            Evidence of Amounts Owed.  A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.16 shall be conclusive in the absence of manifest error.

(d)            Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall forthwith return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)            Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.5(c) are several and not joint.  The failure of any Lender to make any Loan or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.5(c).

(f)            Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.17            Benchmark Replacement Setting.

(a)            Benchmark Replacement.    Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Parent may amend this Agreement to replace such Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement”, without any further action or consent of any other party to this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement”, at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Parent so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.17(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement (or the Term SOFR Reference Rate), the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c)            Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Parent and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Parent of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(d).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17.

(d)            Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period.  Upon the Parent receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of, Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, in the case of any request for any affected Term SOFR Loans, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.20.  During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

2.18            Illegality.

(a)            If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Credit Document, (ii) fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Extension of Credit to any Credit Party that is a Foreign Subsidiary, then such Person shall promptly notify the Administrative Agent, and, upon the Administrative Agent notifying the Parent, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Extension of Credit shall be suspended, and to the extent required by applicable law, cancelled.  Upon receipt of such notice, the Credit Parties shall (A) repay that Person’s participation in the Loans or other applicable Credit Party Obligations on last day of the Interest Period for any Term SOFR Loan, first occurring after the Administrative Agent has notified the Parent or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

(b)            If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Term SOFR Loan, or to determine or charge interest based upon the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Parent and the other Lenders (an “Illegality Notice”).  Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Parent that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to convert any Loan to a Term SOFR Loan or continue any Loan as a Term SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”.  Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”) on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.20.

2.19            Requirements of Law.

(a)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)            shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan (other than a Base Rate Loan) made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for any Indemnified Taxes indemnifiable under Section 2.21 or any Excluded Taxes);

(ii)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of the Benchmark hereunder; or

(iii)            shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining Loans (other than Base Rate Loans), or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender.  A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent to the Borrower shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this subsection (a); provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith as well as (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in “Requirement of Law,” regardless of the date enacted, adopted or issued.

(b)            If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the Closing Date does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction (but, in the case of outstanding Base Rate Loans, without duplication of any amounts already recovered by a Lender by reason of an adjustment in the Alternate Base Rate).  Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent to the Borrower shall be conclusive absent manifest error.

(c)            Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.19 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.19 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)            The agreements in this Section 2.19 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

2.20            Indemnity.

The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan, (b) any failure of the Borrower to borrow or continue a Term SOFR Loan or convert to a Term SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Extension, (c) any failure of the Borrower to prepay any Term SOFR Loan on a date specified therefor in any notice of prepayment (regardless of whether any such notice of prepayment may be revoked under Section 2.11(a) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any Term SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23.   A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.  All of the obligations of the Credit Parties under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.21            Taxes.

(a)            All payments made by any Credit Party hereunder or under any Credit Document will be, except as required by applicable law, made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein, including all interest, penalties and additions to tax with respect thereto (“Taxes”).  If any Credit Party, the Administrative Agent or any other applicable withholding agent is required by law to make any deduction or withholding on account of any Taxes from or in respect of any sum paid or payable by any Credit Party to any Lender or the Administrative Agent under any of the Credit Documents, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party to such Lender or the Administrative Agent shall be increased by such Credit Party to the extent necessary to ensure that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.21) each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.21, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)            In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            The Credit Parties shall, jointly and severally, indemnify and hold harmless each Lender and the Administrative Agent, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.21) paid or payable by such Lender or the Administrative Agent, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Lender, shall be conclusive absent manifest error.

(d)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Credit Document shall deliver to the Parent and the Administrative Agent, at the time or times reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than any documentation relating to U.S. federal withholding Taxes) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender hereby authorizes the Administrative Agent to deliver to the Parent and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.21(d).

Without limiting the generality of the foregoing,

(1)            Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Parent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)            Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Parent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), whichever of the following is applicable:

(i)            two executed originals of IRS Form W-8BEN or W-8BEN-E (or successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(ii)            two executed originals of IRS Form W-8ECI (or successor forms),

(iii)            in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two executed originals of a certificate substantially in the form of Exhibit F (any such certificate, a “Tax Exempt Certificate”) and (y) two executed originals of  IRS Form W-8BEN or W-8BEN-E (or successor forms),

(iv)            to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, Tax Exempt Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.21(d) if such beneficial owner were a Lender, as applicable (provided that if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the Tax Exempt Certificate may be provided by such Lender on behalf of such direct or indirect partners(s)), or

(v)            two executed originals of any other form prescribed by applicable U.S. federal income Tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding Tax on any payments to such Lender under the Credit Documents.

(3)            If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent or the Administrative Agent as may be necessary for the Parent and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.

In addition, each Lender agrees that, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required in this Section 2.21(d)) obsolete, expired or inaccurate in any respect, it shall deliver promptly to the Parent and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Parent or the Administrative Agent) or promptly notify the Parent and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.21(d), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(e)            Each Lender that requests reimbursement for amounts owing pursuant to this Section 2.21 agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.21; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(f)            If the Administrative Agent or any Lender determines, in its good faith discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 2.21, it shall promptly pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section 2.21 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Credit Party, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to interfere with the right of a Lender or the Administrative Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to disclose any information relating to its Tax affairs or any computations in respect thereof or require any Lender or the Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to a Credit Party the payment of which would place such Lender in a less favorable net after-tax position than it would have been in if the additional amounts or indemnification payments giving rise to such refund of any Indemnified Taxes had never been paid.

(g)            The agreements in this Section 2.21 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Credit Agreement and any other Credit Document, the payment of the Notes and all other amounts payable hereunder, the resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.

2.22            [Reserved].

2.23            Replacement of Lenders.

The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18, Section 2.19 or Section 2.21 or (b) is a Defaulting Lender hereunder; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18, Section 2.19 or Section 2.21(e), as applicable, so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18, Section 2.19 or Section 2.21, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Term SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement shall be a financial institution that, if not already a Lender, shall be reasonably acceptable to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) with respect to payments due through such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18, 2.19 or 2.21, as the case may be and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  In the event any replaced Lender fails to execute the agreements required under Section 9.6 in connection with an assignment pursuant to this Section 2.23, the Borrower may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender.  A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

2.24            [Reserved].

2.25            Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.

(b)            Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.25(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their good faith judgment that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.26            Incremental Term Loans.

(a)            At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more incremental term loan commitments (any such incremental term loan commitment, which may be part of an existing tranche, an “Incremental Term Loan Commitment”) to make an incremental term loan (any such incremental term loan, an “Incremental Term Loan”); provided that the total aggregate amount for all such Incremental Term Loan Commitments shall not exceed $400,000,000.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent.  The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Term Loan Commitment (any such Person, an “Incremental Term Loan Lender”).  Any Lender or any Incremental Term Loan Lender offered or approached to provide all or a portion of any Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment.  Any Incremental Term Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A)            no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Term Loan Commitment and (2) the making of any Incremental Term Loans pursuant thereto (except in connection with any Consolidated Company Investment; provided that in such case, no Event of Default under Sections 7.1(a) or (g) shall exist after giving effect thereto);

(B)            the representations and warranties made by the Credit Parties herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality, in which case such representation and warranty shall be true and correct) on and as of the date of such Increased Amount Date as if made on and as of such date (except for those which expressly relate to an earlier date) (except in connection with any Consolidated Company Investment not prohibited hereunder; provided that in such case, the representations and warranties set forth in Sections 3.1(i), 3.2, 3.3, 3.4, 3.6, 3.7 and 3.13 with respect to the Parent and its Subsidiaries (on a pro forma basis giving effect to such Acquisition), and customary specified acquisition agreement representations and warranties with respect to the entity and/or assets to be acquired, shall be true and correct in all material respects on and as of such Increased Amount Date);

(C)            the Administrative Agent and the Lenders shall have received from the Borrower a Pro Forma Compliance Certificate demonstrating that the Credit Parties will be in compliance on a pro forma basis with the financial covenant set forth in Section 6.1 after giving effect to (1) any Incremental Term Loan Commitment, (2) the making of any Incremental Term Loans pursuant thereto and (3) any Consolidated Company Investment consummated in connection therewith; provided that if such Incremental Term Loans are incurred in connection with a Consolidated Company Investment or an irrevocable redemption or repayment of Indebtedness, compliance with the financial covenant set forth in Section 6.1 may be determined, at the option of the Parent, at the time of signing the applicable acquisition agreement or the date of irrevocable notice of redemption or repayment, as applicable (in which case, such Incremental Term Loans will be deemed outstanding for purposes of calculating the maximum amount of Indebtedness that can be incurred under any leverage-based test hereunder); provided further, that if the Parent has made such election, in connection with the calculation of any financial ratio (other than the financial covenant set forth in Section 6.1) on or following such date and prior to the earlier of the date on which such Consolidated Company Investment is consummated or the definitive agreement for such Consolidated Company Investment is terminated or such redemption or repayment is made, as applicable, any such ratio shall be calculated on a Pro Forma Basis assuming such Consolidated Company Investment, redemption or repayment and other pro forma events in connection therewith (including any incurrence of Indebtedness) have been consummated, except to the extent such calculation would result in a lower leverage ratio than would apply if such calculation was made without giving pro forma effect to such Consolidated Company Investment, redemption, repayment, other pro forma events and Indebtedness;

(D)            the proceeds of any Incremental Term Loans shall be used solely for the Investment Purpose;

(E)            each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall constitute obligations of the Borrower and shall be guaranteed with the other Extensions of Credit on a pari passu basis;

(F)            in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(w)            such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Term Loan Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Latest Maturing Loan or a maturity date earlier than the Latest Maturity Date;

(x)            the Applicable Percentage and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Term Loan Lenders and the Borrower on the applicable Increased Amount Date;

(y)            all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the existing Term Loan, shall be reasonably satisfactory to the Administrative Agent; and

(z)            such Incremental Term Loans shall be made available only to the Borrower and only in U.S. Dollars;

it being understood that, to the extent any financial maintenance covenant is added for the benefit of any Incremental Term Loan Commitment or any Incremental Term Loans, no consent with respect to such financial maintenance covenant shall be required from the Administrative Agent or any existing Lender so long as such financial maintenance covenant is added to this Agreement for the benefit of the existing Commitments and Loans;

(G)            any Incremental Term Loan Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loans and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the existing Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the existing Term Loans and the Incremental Term Loans);

(H)            such Incremental Term Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Term Loan Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders or Credit Parties, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.26); and

(I)            the Credit Parties shall deliver or cause to be delivered any customary legal opinions or other customary closing documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Term Loan) reasonably requested by Administrative Agent in connection with any such transaction.

(b)            (i)            The Incremental Term Loans shall be deemed to be Term Loans; provided that such Incremental Term Loan may be designated as a separate tranche of Term Loans for all purposes of this Credit Agreement.

(ii)            The Incremental Term Loan Lenders shall be included in any determination of the Required Lenders, and the Incremental Term Loan Lenders will not constitute a separate voting class for any purposes under this Credit Agreement.

(c)            On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Term Loan Lender with an Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(d)            Notwithstanding any provision to the contrary contained herein, if a Subsidiary (other than the Borrower) shall, at the time of any proposed Incremental Term Loan, own assets consistent with those set forth in the Investment Purpose, and which the Administrative Agent deems eligible assets for purposes of this Agreement, then, at the Parent’s sole election, such Subsidiary may be joined as an additional borrower under this Agreement, subject to joinder documentation and related terms and conditions to be agreed upon by the Administrative Agent and the Credit Parties; provided that, it is understood and agreed that such joinder may be a condition precedent to the closing and funding of the proposed Incremental Term Loan if so requested by the financial institutions providing the proposed Incremental Term Loans.

2.27            Circumstances Affecting Term SOFR.  Subject to Section 2.17, in connection with any Term SOFR Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that if Adjusted Term SOFR is utilized in any calculations hereunder or under any other Credit Document with respect to any Credit Party Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR and the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that if Adjusted Term SOFR is utilized in any calculations hereunder or under any other Credit Document with respect to any Credit Party Obligations, interest, fees, commissions or other amounts, Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Parent.  Upon notice thereof by the Administrative Agent to the Parent, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a Term SOFR Loan, shall be suspended (to the extent of the affected Term SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of an affected Term SOFR Loan, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein, and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.20.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

3.1                 Corporate Existence; Compliance with Law.

The Parent and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing would not reasonably be likely to have a Material Adverse Effect.  The Parent and each of its Subsidiaries (i) has the corporate power and authority and the legal right to own and operate its property and to conduct its business, (ii) is duly qualified as a foreign corporation or other legal entity and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, and (iii) is in compliance with all Requirements of Law, except where (a) the failure to have such power, authority and legal right as set forth in clause (i) hereof, (b) the failure to be so qualified or in good standing as set forth in clause (ii) hereof, or (c) the failure to comply with Requirements of Law as set forth in clause (iii) hereof, is not reasonably likely, in the aggregate, to have a Material Adverse Effect.  No Credit Party is an EEA Financial Institution.

3.2                 Corporate Power; Authorization.

Each of the Credit Parties has the corporate power and authority to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents.  No consent or authorization of, or filing with, any Person (including any Governmental Authority), is required in connection with the execution, delivery or performance by a Credit Party, or the validity or enforceability against a Credit Party, of the Credit Documents, other than such consents, authorizations or filings which have been made or obtained and those consents, authorizations and filings the failure of which to make or obtain would not reasonably be likely to have a Material Adverse Effect.

3.3                 Enforceable Obligations.

This Agreement has been duly executed and delivered by the Parent, the Borrower, RKT, WRKCo and MWV, and each other Credit Document will be duly executed and delivered, by each Credit Party party thereto, as applicable, and this Credit Agreement constitutes, and each other Credit Document when executed and delivered will constitute, legal, valid and binding obligations of each Credit Party executing the same, enforceable against such Credit Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.4                 No Legal Bar.

The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party will not (a) violate (i) such Person’s articles or certificate of incorporation (or equivalent formation document), bylaws or other organizational or governing documents or (ii) any Requirement of Law or (b) cause a breach or default under any of their respective Material Contracts, except, with respect to any violation, breach or default referred to in clause (a)(ii) or (b), to the extent that such violation, breach or default would not reasonably be likely to have a Material Adverse Effect.

3.5                 No Material Litigation.

No litigation, investigation or proceeding of or before any court, tribunal, arbitrator or governmental authority is pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Credit Party or any of the Restricted Subsidiaries, or against any of their respective properties or revenues, existing or future (a) that is adverse in any material respect to the interests of the Lenders with respect to any Credit Document or any of the transactions contemplated hereby or thereby, or (b) that is reasonably likely to have a Material Adverse Effect.

3.6                 Investment Company Act.

None of the Credit Parties nor any Restricted Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

3.7                 Margin Regulations.

No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  Neither the execution and delivery hereof by the Credit Parties, nor the performance by them of any of the transactions contemplated by this Credit Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of Regulation T, U or X.

3.8                 Compliance with Environmental Laws.  Except for any matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)            None of the Credit Parties nor any of the Restricted Subsidiaries has received from any third party any notices of claims or potential liability under, or notices of failure to comply with, any Environmental Laws.

(b)            None of the Credit Parties nor any of the Restricted Subsidiaries has received any notice of violation, or notice of any action, either judicial or administrative, from any Governmental Authority relating to the actual or alleged violation of any Environmental Law, including any such notice of violation or action based upon any actual or alleged Release or threat of Release of any Hazardous Substances by a Credit Party or any of the Restricted Subsidiaries or its employees or agents, or as to the existence of any contamination at any location for which a Credit Party or any Restricted Subsidiary is or is alleged to be responsible.

(c)            None of the Credit Parties nor any of the Restricted Subsidiaries, nor, to the knowledge of any Credit Party, any other Person, has caused any Release or threat of Release of any Hazardous Substance, with respect to any real property currently or formerly owned, leased or operated by a Credit Party or any Restricted Subsidiary or has violated any Environmental Law, that is reasonably likely to result in penalties, fines, claims or other liabilities to a Credit Party or any Restricted Subsidiary pursuant to any Environmental Law.

(d)            The Credit Parties and the Restricted Subsidiaries and their respective operations are in compliance with all Environmental Laws, and have obtained, maintained and are in compliance with all necessary governmental permits, licenses and approvals required under Environmental Law for the operations conducted on their respective properties.

3.9                 [Reserved].

3.10               Financial Statements, Fiscal Year and Fiscal Quarters.

(a)            The Parent has furnished to the Administrative Agent and the Lenders (i) copies of the audited consolidated financial statements of the Parent and its Subsidiaries for the fiscal year ended September 30, 2021, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP and (ii) copies of interim unaudited condensed consolidated balance sheets, statements of operations and statements of cash flows of the Parent and its Subsidiaries as of and for December 31, 2021, March 31, 2022 and June 30, 2022.

(b)            The financial statements referenced in subsection (a) fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the dates thereof and the results of operations for such periods in conformity with GAAP consistently applied (subject, in the case of the quarterly financial statements, to normal year-end audit adjustments and the absence of certain notes).  The Credit Parties and the Restricted Subsidiaries taken as a whole did not have any material contingent obligations, contingent liabilities, or material liabilities for known taxes, long-term leases or unusual forward or long-term commitments required to be reflected in the foregoing financial statements or the notes thereto that are not so reflected.

(c)            [Reserved].

(d)            [Reserved].

(e)            Since September 30, 2021, there has been no change with respect to the Consolidated Companies taken as a whole which has had or is reasonably likely to have a Material Adverse Effect.

3.11              ERISA.

(a)            Compliance.  Each Plan maintained by the Credit Parties and the Restricted Subsidiaries has at all times been maintained, by its terms and in operation, in compliance with all applicable laws, except for such instances of non-compliance that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(b)            Liabilities.  None of the Credit Parties nor the Restricted Subsidiaries is subject to any liabilities (including withdrawal liabilities) with respect to any Plans of the Credit Parties, the Restricted Subsidiaries and their ERISA Affiliates arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing Plan and to pay current contributions, expenses and premiums with respect to such Plans, except for such liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c)            Funding.  Each Credit Party and each Restricted Subsidiary and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed under the terms of each Plan and applicable law, and (B) required to be paid as expenses (including PBGC or other premiums) of each Plan, except for failures to pay such amounts (including any penalties attributable to such amounts) that, individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(d)            ERISA Event or Foreign Plan Event.  No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, except for such ERISA Events and Foreign Plan Events that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

3.12              Accuracy and Completeness of Information.

None of the written reports, financial statements, certificates, or final schedules to this Agreement or any other Credit Document heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Lead Arrangers or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, when taken as a whole, contains as of the date of such report, financial statement, certificate or schedule or, with respect to any such items so furnished on or prior to the Closing Date, as of the Closing Date any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made, at the time so furnished and, with respect to any such items so furnished on or prior to the Closing Date, as of the Closing Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).  The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects as of the Closing Date.

3.13              Compliance with Trading with the Enemy Act, OFAC Rules and Regulations, Patriot Act and FCPA.

(a)            Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither any Credit Party nor any or its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) the Patriot Act or (iv) the Canadian AML Acts.  None of the Credit Parties (A) is subject to sanctions administered by OFAC or the U.S. Department of State or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any person subject to such sanctions.

(b)            None of the Credit Parties or their Subsidiaries or, to the knowledge of the Credit Parties, their respective Affiliates, directors, officers, employees or agents is in violation of any Sanctions.

(c)            None of the Credit Parties or their Subsidiaries or their respective Affiliates, directors, officers, employees or agents (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 15% of its assets located in Sanctioned Entities, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used, in each case directly by any Credit Party or any of its Subsidiaries or, to the knowledge of the Credit Parties, indirectly by any other Person, to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(d)            Each of the Credit Parties and their Subsidiaries and, to the knowledge of the Credit Parties, their respective directors, officers, employees or agents is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. and any applicable foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries or, to the knowledge of the Credit Parties, their respective directors, officers, employees or agents has made and no proceeds of any Loan will be used, in each case directly by any Credit Party or any of its Subsidiaries or, to the knowledge of the Credit Parties, indirectly by any other Person, to make a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. or any applicable foreign counterpart thereto.

3.14            Use of Proceeds.

The Extensions of Credit will be used solely for the Investment Purpose and, in the case of the Closing Date Term Loans, to refinance the term loan outstanding under the Existing Credit Agreement, the proceeds of which Existing Credit Agreement were used for the Investment Purpose (as defined and described in the Existing Credit Agreement).

ARTICLE IV

CONDITIONS PRECEDENT

4.1                  Conditions to Closing Date .

This Credit Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)            Execution of Credit Agreement and Credit Documents.  Receipt by the Administrative Agent of a fully-executed counterpart of this Credit Agreement, executed by a duly authorized officer of each party hereto and in each case conforming to the requirements of this Credit Agreement.

(b)            Legal Opinion.  Receipt by the Administrative Agent of the following legal opinions of counsel to the Credit Parties, in each case in form and substance reasonably acceptable to the Administrative Agent:

(i)            a legal opinion of Cravath, Swaine & Moore LLP, special New York counsel to the Credit Parties; and

(ii)            legal opinion of the general counsel of the Parent.

(c)            Corporate Documents.  Receipt by the Administrative Agent of the following (or their equivalent), each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of the applicable Credit Party as of the Closing Date to be true and correct and in force and effect pursuant to a certificate in a form reasonably satisfactory to the Administrative Agent:

(i)            Articles of Incorporation.  Copies of the articles of incorporation or charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.

(ii)            Resolutions.  Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the respective Credit Documents (including the transactions contemplated therein) and authorizing execution and delivery thereof.

(iii)            Bylaws.  Copies of the bylaws, operating agreement or partnership agreement of each Credit Party.

(iv)            Good Standing.  Copies, where applicable, of certificates of good standing, existence or its equivalent of each Credit Party in its state or province of organization, certified as of a recent date by the appropriate Governmental Authorities of the applicable state or province of organization.

(d)            Officer’s Certificate.  Receipt by the Administrative Agent of a certificate, in form and substance reasonably satisfactory to it, of a Responsible Officer certifying that after giving effect to each of the transactions contemplated by this Credit Agreement, the Credit Parties taken as a whole are solvent as of the Closing Date.

(e)            Interest; Notice of Conversion/Extension.  Receipt by the Administrative Agent, on behalf of the Lenders, of all unpaid interest on the Loans that has accrued under the Existing Credit Agreement to (but excluding) the Closing Date.  The Borrower shall have delivered to the Administrative Agent an Notice of Conversion/Extension in respect of the Loans outstanding as of the Closing Date.

(f)            Fees.  Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing pursuant to the Fee Letter or pursuant to any other Credit Document, which fees may be paid or netted from the proceeds of the initial Extension of Credit hereunder.

(g)            Patriot Act; Beneficial Ownership Regulation.  Each of the Lenders shall have received, at least three (3) days prior to the Closing Date (to the extent reasonably requested on a timely basis at least seven (7) days prior to the Closing Date), all documentation and other information required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. To the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification;

(h)            Representations and Warranties.  The representations and warranties made by the Credit Parties herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality, in which case such representation and warranty shall be true and correct) on and as of the Closing Date as if made on and as of such date (except for those which expressly relate to an earlier date).

(i)            No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Closing Date.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith (other than contingent indemnity obligations) have been paid in full, the Credit Parties shall:

5.1                  Corporate Existence, Etc..

Preserve and maintain, and cause each of the Material Subsidiaries to preserve and maintain, its corporate existence (except as otherwise permitted pursuant to Section 6.4), its material rights, franchises, licenses, permits, consents, approvals and contracts, and its material trade names, service marks and other Intellectual Property (for the scheduled duration thereof), in each case material to the normal conduct of its business, and its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified is reasonably likely to have a Material Adverse Effect.

5.2                 Compliance with Laws, Etc..

Comply, and cause each of the Restricted Subsidiaries to comply, with all Requirements of Law (including all Environmental Laws, ERISA, the Trading with the Enemy Act, OFAC, the Patriot Act and the Canadian AML Acts, each as amended) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations is reasonably likely to have a Material Adverse Effect.  Each of the Credit Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.3                 Payment of Taxes and Claims.

File and cause each Restricted Subsidiary to file all Tax returns that are required to be filed by each of them and pay, collect, withhold and remit all Taxes that have become due pursuant to such returns or pursuant to any assessment in respect thereof received by a Credit Party or any Restricted Subsidiary, and each Credit Party and each Restricted Subsidiary will pay or cause to be paid all other Taxes due and payable (whether or not shown on a Tax return) before the same become delinquent, except, in each case, (i) such Taxes as are being contested in good faith by appropriate and timely proceedings and as to which adequate reserves have been established in accordance with GAAP or (ii) where failure to take the foregoing actions, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

5.4                   Keeping of Books.

Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions.

5.5                  Visitation, Inspection, Etc..

Permit, and cause each of the Restricted Subsidiaries to permit, any representative of the Administrative Agent or, during the continuance of an Event of Default, any Lender, at the Administrative Agent’s or such Lender’s expense, to visit and inspect any of its property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at such reasonable times during normal business hours of such Credit Party or the applicable Restricted Subsidiary, as the case may be, after reasonable prior notice to the Parent; provided, however, that unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year.

5.6                  Insurance; Maintenance of Properties and Licenses.

(a)            Maintain or cause to be maintained with financially sound and reputable insurers or through self insurance (including with a Captive Insurance Subsidiary), risk retention or risk transfer programs, insurance with respect to its properties and business, and the properties and business of the Restricted Subsidiaries, against loss or damage of the kinds that the Parent in its judgment deems reasonable, such insurance to be of such types and in such amounts and subject to such deductibles and self-insurance programs as the Parent in its judgment deems reasonable.

(b)            Cause, and cause each Restricted Subsidiary to cause, all properties material to the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of any Credit Party may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times except as would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that nothing in this Section 5.6(b) shall prevent a Credit Party from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of the Parent, desirable in the conduct of its business or the business of any Credit Party or any of the Restricted Subsidiaries.

(c)            Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of the Credit Parties to conduct their respective businesses as presently conducted except as would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that nothing in this Section 5.6(c) shall prevent a Credit Party from discontinuing the operation or maintenance of any such License if such discontinuance is, in the judgment, of the Parent, desirable in the conduct of its business or business of any Credit Party or any of the Restricted Subsidiaries.

5.7                   Financial Reports; Other Notices.

Furnish to the Administrative Agent (for delivery to each Lender):

(a)            after the end of each of the first three quarterly accounting periods of each of its Fiscal Years (commencing with the Fiscal Quarter ending on the last day of the first Fiscal Quarter ending after the Closing Date), as soon as prepared, but in any event at the same time the SEC Filer files or is (or would be) required to file the same with the SEC, the quarterly unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows (together with all footnotes thereto) of the Parent and its consolidated Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the SEC Filer’s previous Fiscal Year, accompanied by a certificate, dated the date of furnishing, signed by a Responsible Officer of the SEC Filer to the effect that such financial statements accurately present in all material respects the consolidated financial condition of the Parent and its consolidated Subsidiaries and that such financial statements have been prepared in accordance with GAAP consistently applied (subject to year-end adjustments); provided, however, during any period that the Parent has consolidated Subsidiaries which are not Consolidated Companies, the Parent shall also provide such financial information in a form sufficient to enable the Administrative Agent and the Lenders to determine the compliance of the Credit Parties with the terms of this Credit Agreement with respect to the Consolidated Companies;

(b)            after the end of each of its Fiscal Years (commencing with the first Fiscal Year ending after the Closing Date), as soon as prepared, but in any event at the same time the SEC Filer files or is (or would be) required to file the same with the SEC, the annual audited report for that Fiscal Year for the Parent and its consolidated Subsidiaries, containing a consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (which financial statements shall be reported on by the SEC Filer’s independent certified public accountants, such report to state that such financial statements fairly present in all material respects the consolidated financial condition and results of operation of the Parent and its consolidated Subsidiaries in accordance with GAAP, and which shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language (other than solely as a result of a maturity date in respect of any Term Loans) or any qualification, exception, assumption or explanatory language as to the scope of such audit); provided, however, during any period that the Parent has consolidated Subsidiaries which are not Consolidated Companies, the Parent shall also provide such financial information in a form sufficient to enable the Administrative Agent and the Lenders to determine the compliance of the Credit Parties with the terms of this Credit Agreement with respect to the Consolidated Companies;

(c)            not later than five days after the delivery of the financial statements described in Section 5.7(a) and (b) above, commencing with such financial statements for the earlier of the first Fiscal Quarter and the first Fiscal Year ending after the Closing Date, a certificate of a Responsible Officer substantially in the form of Exhibit G, stating that, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include (i) the calculations in reasonable detail required to indicate compliance with Section 6.1 as of the last day of such period and that the financial information provided has been prepared in accordance with GAAP applied consistently for the periods related thereto and (ii) a schedule that includes actual actions taken and run-rate synergies achieved versus actions scheduled and associated estimated run-rate synergies pursuant to clause (ix) in the definition of EBITDA;

(d)            promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by the Parent to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange or with the SEC;

(e)            as soon as possible and in any event within thirty (30) days after a Credit Party or any Restricted Subsidiary knows or has reason to know that any ERISA Event or Foreign Plan Event with respect to any Plan or Foreign Plan has occurred and such ERISA Event or Foreign Plan Event involves a matter that has had, or is reasonably likely to have, a Material Adverse Effect, a statement of a Responsible Officer  setting forth details as to such ERISA Event or Foreign Plan Event and the action which such Credit Party or such Restricted Subsidiary proposes to take with respect thereto;

(f)            [reserved];

(g)            prompt written notice of the occurrence of any Default or Event of Default;

(h)            prompt written notice of the occurrence of any Material Adverse Effect;

(i)            a copy of any material notice to the holders of (or any trustee with respect to) the Existing Senior Notes;

(j)            with reasonable promptness, (x) such other information relating to each Credit Party’s performance of this Credit Agreement or its financial condition as may reasonably be requested from time to time by the Administrative Agent (at the request of any Lender) and (y) all documentation and other information required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, or applicable anti-corruption statutes, including the Foreign Corrupt Practices Act, that is reasonably requested from time to time by the Administrative Agent or any Lender; and

(k)            to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification as promptly as practicable following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to the Borrower that would result in a change to the list of beneficial owners identified in such certification.

The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article V; provided that upon the filing by the Credit Parties of the items referenced in Section 5.7(a), 5.7(b) or 5.7(d) with the SEC for public availability, the Credit Parties, with respect to such items so filed, shall not be required to separately furnish such items to the Administrative Agent and Lenders.  In addition, the Credit Parties will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

5.8                  Notices Under Certain Other Indebtedness.

Promptly following its receipt thereof, the Parent shall furnish the Administrative Agent a copy of any notice received by it, any Credit Party or any of the Restricted Subsidiaries from the holder(s) of Indebtedness (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) which, in the aggregate, exceeds $200,000,000, where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

5.9                   Notice of Litigation.

Notify the Administrative Agent of any actions, suits or proceedings instituted by any Person against a Credit Party or any Restricted Subsidiary where the uninsured portion of the money damages sought (which shall include any deductible amount to be paid by such Credit Party or such Restricted Subsidiary) is reasonably likely to have a Material Adverse Effect.  Said notice is to be given promptly, and is to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit or proceeding, and any other significant features of the claim.

5.10              Additional Guarantors.

(a)            If any Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary (a “Wholly-Owned Domestic Restricted Subsidiary”) (x) provides a guarantee with respect to any Indebtedness of the Parent, RKT, WRKCo or MWV in a Dollar Amount which, in the aggregate, exceeds U.S.$200,000,000 (including, without limitation, the Pro Rata Credit Agreement) and (y) is not a Guarantor at such time, the Parent shall cause such Wholly-Owned Domestic Restricted Subsidiary to become a Guarantor of the Credit Party Obligations.  The Credit Parties may, in their sole and absolute discretion, elect to cause a Restricted Subsidiary to become a Guarantor of the Credit Party Obligations by executing a Joinder Agreement.  Upon the execution and delivery by such Subsidiary of a Joinder Agreement, such Restricted Subsidiary shall be deemed to be a Credit Party hereunder, and each reference in this Agreement to a “Credit Party” shall also mean and be a reference to such Restricted Subsidiary, for so long as such Joinder Agreement is in effect.

(b)            In the case of each Restricted Subsidiary that becomes a Guarantor in accordance with clause (a) above, the Credit Parties shall ensure that before the execution of any Joinder Agreement, the Administrative Agent receives the items referred to in Section 4.1(a) in respect of such Guarantor, and a certificate of a Responsible Officer with respect to the representations and warranties in Article III.

(c)            Notwithstanding anything herein to the contrary, in no event shall a Captive Insurance Subsidiary be required to become a Guarantor.

5.11               Use of Proceeds.

Use the Loans (including the Incremental Loans) solely for the purposes provided in Section 3.14.  The Borrower will not request any Extension of Credit, and no Credit Party shall use directly or, to its knowledge, indirectly, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use directly or, to its knowledge, indirectly, the proceeds of any Extension of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Canada (or any province or territory thereof) or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith (other than contingent indemnity obligations) have been paid in full:

6.1            Financial Requirements.

The Credit Parties will not suffer or permit the Debt to Capitalization Ratio as of the last day of each Fiscal Quarter ending on or after the Closing Date to be greater than 0.65:1.00; provided that in lieu of the foregoing, for any such date occurring after a Qualified Acquisition and on or prior to the last day of the third full Fiscal Quarter ending after the consummation of such Qualified Acquisition, the Credit Parties will not suffer or permit the Debt to Capitalization Ratio as of the last day of any such Fiscal Quarter to be greater than 0.70:1.00.

6.2            Liens.

The Credit Parties will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of their respective Properties whether now owned or hereafter acquired; provided, however, that this Section 6.2 shall not apply to the following:

(a)            any Lien for Taxes not yet due or Taxes or assessments or other governmental charges which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)           any Liens, pledges or deposits (i) in connection with worker’s compensation, social security, health, disability or other employee benefits, or property, casualty or liability insurance, assessments or other similar charges or deposits incidental to the conduct of the business of a Credit Party or any Restricted Subsidiary (including security deposits posted with landlords and utility companies) or the ownership of any of their assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their Properties or materially impair the use thereof in the operation of their businesses and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Credit Party in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(c)            statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not overdue by more than 30 days, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, or which are not material in amount;

(d)            pledges or deposits for the purpose of securing a stay or discharge in the course of any legal proceeding and judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(i);

(e)            Liens consisting of encumbrances in the nature of zoning restrictions, easements, rights and restrictions on real property and statutory Liens of landlords and lessors which in each case do not materially impair the use of any material Property;

(f)            any Lien in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder and which do not materially impair the use of such Property as currently being utilized by a Credit Party or any Restricted Subsidiary;

(g)            any Lien securing any debt securities issued (including via exchange offer and regardless of when issued) in the capital markets if and to the extent that the Credit Party Obligations under this Agreement are concurrently secured by a Lien equal and ratable with the Lien securing such debt securities;

(h)            Liens (i)(A) existing on the Closing Date securing industrial development bonds and Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $325,000,000 and (B) securing Refinancing Indebtedness in respect of Indebtedness referenced in clause (i)(A) above and (ii) securing any industrial development bonds or similar instruments with respect to which both the debtor and the investor are Consolidated Companies;

(i)            (i) Liens existing or deemed to exist in connection with any Permitted Securitization Transaction, but only to the extent that any such Lien relates to the applicable Securitization Assets or other accounts receivable and other assets (together with related rights and proceeds) sold, contributed, financed or otherwise conveyed or pledged pursuant to such transactions and (ii) Liens existing or deemed to exist in connection with any inventory financing arrangement so long as the fair market value of the inventory on which such Liens exist pursuant to this clause (ii) does not exceed $250,000,000 at any time;

(j)            any interest of a lessor, licensor, sublessor or sublicensor (or of a lessee, licensee, sublessee or sublicensee) under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases, licenses, subleases and sublicenses not prohibited by this Agreement;

(k)            any interest of title of an owner of equipment or inventory on loan or consignment to, or subject to any title retention or similar arrangement with, a Credit Party, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to such arrangements entered into in the ordinary course of business (but excluding any general inventory financing);

(l)            banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or other funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by any Credit Party in excess of those required by applicable banking regulations;

(m)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(n)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)            Liens that are contractual rights of set-off not securing any Indebtedness;

(p)            Liens (i) solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by any Credit Party in connection with a letter of intent or purchase agreement for an Acquisition or other transaction not prohibited hereunder and (ii) consisting of an agreement to dispose of any Property in a disposition not prohibited hereunder, including customary rights and restrictions contained in such an agreement;

(q)            Liens (i) on any Property of a Credit Party in favor of any other Credit Party or Restricted Subsidiary and (ii) any Property of a Non-Credit Party securing Indebtedness of a Non-Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to Section 6.3;

(r)            any restriction or encumbrance with respect to the pledge or transfer of the Capital Stock of any Joint Venture;

(s)            Liens securing insurance premium financing arrangements;

(t)            any Lien renewing, extending, refinancing or refunding any Lien permitted by subsection (g) or (h) above; provided that (i) the Property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.3;

(u)            Liens on cash, deposits or other collateral granted in favor of the Swingline Lender or the Issuing Lender (in each case, as defined in the Pro Rata Credit Agreement) to cash collateralize any Defaulting Lender’s (as defined in the Pro Rata Credit Agreement) participation in Letters of Credit or Swingline Loans (in each case, as defined in the Pro Rata Credit Agreement);

(v)            subject to Section 9.21, Liens on cash or deposits granted to any Agent or Issuing Lender (in each case, as defined in the Pro Rata Credit Agreement) in accordance with the terms of the Pro Rata Credit Agreement to cash collateralize any of the Credit Party Obligations (as defined in the Pro Rata Credit Agreement);

(w)            other Liens in addition to those permitted by subsections (a) through (v) above; provided that, at the time of incurrence of any Lien under this subsection (w), the aggregate outstanding principal amount of all obligations secured by such Lien (or in the case of Liens on inventory in connection with an inventory financing arrangement, which Liens are not otherwise permitted by subsection (i) of this Section 6.2, the fair market value of the inventory on which such Liens exist) shall not exceed the Priority Debt Basket at such time (determined prior to giving effect to the incurrence of such Lien); and

(x)            Liens on any Property of an Eligible Subsidiary securing any Indebtedness incurred pursuant to Section 6.3(n).

6.3            Subsidiary Indebtedness.

The Credit Parties will not permit any of the Restricted Subsidiaries (other than the Credit Parties (except as set forth in Section 6.3(c)(ii)) and the Pro Rata Additional Borrowers) to create, incur, assume or suffer to exist any Indebtedness except:

(a)            (A) Indebtedness existing as of the Closing Date in respect of industrial development bonds and Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $325,000,000 and (B) Refinancing Indebtedness in respect of Indebtedness incurred under clause (A) above;

(b)            Indebtedness of any Restricted Subsidiary owing to a Credit Party or any Restricted Subsidiary;

(c)            other Indebtedness (whether secured or unsecured); provided that (i) at the time of incurrence of any Indebtedness under this subsection (c), the aggregate principal amount of such Indebtedness does not exceed the Priority Debt Basket at such time (determined prior to giving effect to the incurrence of such Indebtedness) and (ii) for the avoidance of doubt, any Indebtedness under this Agreement shall be considered Indebtedness incurred pursuant to this clause (c);

(d)            Indebtedness and obligations owing under Hedging Agreements and/or Cash Management Agreements so long as such Hedging Agreements and/or Cash Management Agreements are not entered into for speculative purposes;

(e)            Guaranty Obligations of any Restricted Subsidiary in respect of Indebtedness of the Parent or any other Restricted Subsidiary to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.3;

(f)            obligations of any Restricted Subsidiary in connection with (i) any Permitted Securitization Transaction, to the extent such obligations constitute Indebtedness and (ii) any inventory financing arrangements so long as the aggregate principal amount Indebtedness in respect thereof incurred under this subsection(f)(ii) does not exceed $250,000,000 at any time outstanding;

(g)            Indebtedness of any Restricted Subsidiary consisting of completion guarantees, performance bonds, surety bonds or customs bonds incurred in the ordinary course of business;

(h)            Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing workers’ compensation, social security, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i)            Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(j)            Indebtedness in respect of judgments that do not constitute an Event of Default under Section 7.1(i);

(k)            Indebtedness consisting of the financing of insurance premiums with the providers of such insurance or their Affiliates;

(l)            [reserved]; and

(m)            Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary in an aggregate principal amount not to exceed $600,000,000 at any time outstanding; and

(n)            Indebtedness of an Eligible Subsidiary in an aggregate principal amount not to exceed $1,000,000,000 at any time outstanding.

6.4            Merger and Sale of Assets.

The Credit Parties will not, and will not permit any Restricted Subsidiary to, dissolve, wind-up, merge, amalgamate or consolidate with any other Person or sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the business or assets of the Credit Parties and their respective Restricted Subsidiaries (taken as a whole), whether now owned or hereafter acquired (excluding any inventory or other assets sold or disposed of in the ordinary course of business); provided that, notwithstanding any of the foregoing limitations, the Credit Parties and the Restricted Subsidiaries may take the following actions:

(a)            (i) if no Event of Default shall then exist or immediately thereafter will exist, the Borrower may merge, amalgamate or consolidate with any Person so long as (A) the Borrower is the surviving entity or (B) the surviving entity (the “Successor Borrower”) (x) is organized under the laws of the United States or any State thereof, (y) expressly assumes the Borrower’s obligations under this Agreement and the other Credit Documents to which the Borrower is a party pursuant to a supplement hereto or thereto, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and (z) each Guarantor of the Credit Party Obligations of the Borrower shall have confirmed that its obligations hereunder in respect of such Credit Party Obligations shall apply to the Successor Borrower’s obligations under this Agreement (it being understood that, if the foregoing conditions in clauses (x) through (z) are satisfied, then the Successor Borrower will automatically succeed to, and be substituted for, the Borrower under this Agreement); provided, however, that the Borrower shall have provided not less than five Business Days’ notice of any merger, amalgamation or consolidation of the Borrower, and the Borrower or Successor Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply any documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied (1) it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations) and (2) any Successor Borrower qualifies as a directly eligible borrower of the Farm Credit Lenders then party to this Agreement (or, if applicable, replacement Farm Credit Lenders who have agreed to purchase the outstanding Loans and Commitments of such existing Farm Credit Lenders in accordance with the assignment provisions of Section 9.6(b)), (ii) any Restricted Subsidiary may merge, amalgamate or consolidate with a Credit Party if such Credit Party is the surviving entity, (iii) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with any other Person (other than a Credit Party); provided that a Restricted Subsidiary shall be the continuing or surviving entity and to the extent such continuing or surviving Restricted Subsidiary assumes the obligations under any Existing Senior Notes, such Restricted Subsidiary shall become a Guarantor of the Credit Party Obligations and deliver an executed Joinder Agreement and the documents required pursuant to Section 5.10(b), (iv) any Restricted Subsidiary (other than the Borrower) may merge or amalgamate with any Person that is not a Restricted Subsidiary in connection with a sale of Property permitted under this Section 6.4, (v) any Restricted Subsidiary (other than the Borrower) may be dissolved so long as the property and assets of such Restricted Subsidiary are transferred to the Parent, the Borrower or any other Restricted Subsidiary and (vi) the Parent may merge, amalgamate or consolidate with any Person so long as (A) the Parent is the surviving entity or (B) the surviving entity (the “Successor Parent”) (x) is organized under the laws of the United States or any State thereof and (y) expressly assumes the Parent’s obligations under this Agreement and the other Credit Documents to which the Parent is a party pursuant to a supplement hereto or thereto, as applicable, in form and substance reasonably satisfactory to the Administrative Agent (it being understood that, if the foregoing conditions in clauses (x) and (y) are satisfied, then the Successor Parent will automatically succeed to, and be substituted for, the Parent under this Agreement; provided, however, that the Parent shall have provided not less than five Business Days’ notice of any merger, amalgamation or consolidation of the Parent, and the Parent or the Successor Parent shall, promptly upon the request of the Administrative Agent or any Lender, supply any documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations;

(b)            any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its Property to (i) the Borrower, (ii) any Guarantor or (iii) any Restricted Subsidiary; provided that, with respect to transfers described in clause (iii), upon completion of such transaction (A) there shall exist no Default or Event of Default and (B) the Subsidiary to which the Restricted Subsidiary’s Property is sold, leased, transferred or otherwise disposed shall be a Restricted Subsidiary and, if such Restricted Subsidiary is a Guarantor, a Guarantor;

(c)            any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders;

(d)            [reserved];

(e)            [reserved]; and

(f)            the Parent and its Restricted Subsidiaries (other than the Borrower) may consummate any other transaction permitted under Section 6.4 of the Pro Rata Credit Agreement as in effect on the Closing Date; provided, however, that if the Parent is the subject of any merger, amalgamation or consolidation, it shall have provided not less than five Business Days’ notice of such merger, amalgamation or consolidation, and the Parent (or its successor) shall, promptly upon the request of the Administrative Agent or any Lender, supply any documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

ARTICLE VII

EVENTS OF DEFAULT

7.1            Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)            Payments.  The Borrower shall fail to make when due (including by mandatory prepayment) any principal payment with respect to the Loans, or any Credit Party shall fail to make any payment of interest, fee or other amount payable hereunder within three (3) Business Days of the due date thereof; or

(b)            Covenants Without Notice.  Any Credit Party shall fail to observe or perform any covenant or agreement contained in Section 5.1 (as to maintenance of existence of the Borrower or the Parent), subsections (g) and (h) of Section 5.7, Section 5.8, Section 5.9, Section 5.11 or Article VI; or

(c)            Other Covenants.  Any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in subsections (a) and (b) of Section 7.1, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) a Responsible Officer of a Credit Party obtaining knowledge thereof, or (ii) written notice thereof shall have been given to the Parent by the Administrative Agent or any Lender; or

(d)            Representations.  Any representation or warranty made or deemed to be made by a Credit Party or by any of its officers under this Agreement or any other Credit Document (including the Schedules attached hereto and thereto), or in any certificate or other document submitted to the Administrative Agent or the Lenders by any such Person pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any material respect when made or deemed to be made or submitted; or

(e)            Non-Payments of Other Indebtedness.  Any Credit Party or any Restricted Subsidiary shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Credit Party Obligations) exceeding $300,000,000 individually or in the aggregate; or

(f)            Defaults Under Other Agreements.  Any Credit Party or any Restricted Subsidiary shall (i) fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any of its Indebtedness (other than the Credit Documents) the principal amount of which exceeds $300,000,000 individually or in the aggregate, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or (ii) breach or default any Hedging Agreement and/or Cash Management Agreement (subject to any applicable cure periods) the termination value owed by such Credit Party or Restricted Subsidiary as a result thereof shall exceed $300,000,000 if the effect of such breach or default is to terminate such Hedging Agreement or to permit the applicable counterparty to such Hedging Agreement to terminate such Hedging Agreement; provided that this clause (f) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) so long as such Indebtedness is paid or (y) any Indebtedness that becomes due as a result of a voluntary refinancing thereof not prohibited under this Agreement; or (z) any “change of control” put arising as a result of any acquisition of any Person so long as any Indebtedness that is put in accordance with the terms of such Indebtedness is paid as required by the terms of such Indebtedness; or

(g)            Bankruptcy.  Any Credit Party or any Material Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation laws; or makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or an involuntary case for bankruptcy is commenced against any Credit Party or any Material Subsidiary and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee or similar official under applicable foreign bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation laws is appointed for, or takes charge of, all or any substantial part of the property of any Credit Party or any Material Subsidiary; or a Credit Party or a Material Subsidiary commences proceedings of its own bankruptcy or insolvency or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any Credit Party or any Material Subsidiary  or there is commenced against any Credit Party or any Material Subsidiary  any such proceeding which remains undismissed for a period of sixty (60) days; or any Credit Party or any Material Subsidiary  is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any Material Subsidiary  suffers any appointment of any custodian, receiver, receiver-manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or any Credit Party or any Material Subsidiary makes a general assignment for the benefit of creditors; or any Credit Party or any Material Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Credit Party or any Material Subsidiary shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Credit Party or any Material Subsidiary shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by any Credit Party or any Material Subsidiary for the purpose of effecting any of the foregoing; or

(h)            ERISA.  A Plan of a Credit Party or any Restricted Subsidiary or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates:

(i)            shall fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan, Section 412 of the Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan under applicable law, the terms of such Plan or Section 412 of the Code or Section 302 of ERISA;

(ii)            is being, or has been, terminated or the subject of termination proceedings under applicable law or the terms of such Plan; or

(iii)            results in a liability of a Credit Party or any Restricted Subsidiary under applicable law, the terms of such Plan, or Title IV of ERISA, other than liabilities for benefits in the ordinary course;

and there shall result from any such failure, waiver,  termination or other event a liability to the PBGC or such Plan that would have a Material Adverse Effect; or a Foreign Plan Event occurs that would have a Material Adverse Effect; or

(i)            Money Judgment.  Judgments or orders for the payment of money (net of any amounts paid by an independent third party insurance company or surety or fully covered by independent third party insurance or surety bond issued by a company with an AM Best rating in one of the two highest categories as to which the relevant insurance company or surety does not dispute coverage) in excess of $300,000,000 individually or in the aggregate or otherwise having a Material Adverse Effect shall be rendered against any Credit Party or any Restricted Subsidiary, and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise); or

(j)            Default Under other Credit Documents; The Guaranty.  (a) There shall exist or occur any “Event of Default” as provided under the terms of any Credit Document, or any Credit Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any Credit Party, or at any time it is or becomes unlawful for any Credit Party to perform or comply with its obligations under any Credit Document, or the obligations of any Credit Party under any Credit Document are not or cease to be legal, valid and binding on any Credit Party; or (b) without limiting the foregoing, the Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(k)            Change in Control.  A Change in Control shall occur; or

(l)            Securitization Events.  There shall occur any breach of any covenant by any Credit Party, any Restricted Subsidiary or any Permitted Securitization Subsidiary contained in any agreement relating to Permitted Securitization Transaction causing or permitting the acceleration of the obligations thereunder or requiring the prepayment of such obligations or termination of such securitization program prior to its stated maturity or term; provided, however, such breach shall not constitute an Event of Default unless any Credit Parties shall have payment obligations or liabilities under such Permitted Securitization Transaction that have had or are reasonably expected to have a Material Adverse Effect.

7.2                 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any of the following actions (including any combination of such actions):

(a)            Termination of Commitments.  Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)            Acceleration; Demand.  Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

(c)            Enforcement of Rights.  Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.

(d)            Rights Under Applicable Law.  Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under applicable law.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(g) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Credit Parties.

ARTICLE VIII

AGENCY PROVISIONS

8.1                  Appointment.

Each Lender hereby irrevocably designates and appoints CoBank as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes CoBank, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, none of the Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

8.2                  Delegation of Duties.

Anything herein to the contrary, notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.  Without limiting the foregoing, the Administrative Agent may appoint one of its Affiliates as its agent to perform its functions hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform other functions of the Administrative Agent hereunder.

8.3                   Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law; and

(c)            shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4                   Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5                  Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Parent referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

8.6            Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7                  Administrative Agent in its Individual Capacity.

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.8                  Successor Administrative Agent.

The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ prior notice to the Parent and the Lenders.  If the Administrative Agent shall resign as the Administrative Agent under this Credit Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Parent (so long as no Event of Default has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes or Credit Party Obligations; provided that if the Required Lenders appoint a Defaulting Lender, then such Lender shall not succeed to the rights, powers and duties of the resigning Administrative Agent.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Administrative Agent gives notice of its resignation, then the resigning Administrative Agent may on behalf of the Lenders, appoint a successor Agent, which successor Administrative Agent shall be approved by the Parent; provided that if the resigning Administrative Agent appoints a Defaulting Lender as the successor Administrative Agent, then such Lender shall not succeed to the rights, powers and duties of the resigning Administrative Agent; provided further that if the resigning Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the resigning Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.

After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article VIII and Section 9.5 shall inure to its benefit (and the benefit of its sub-agents and Related Parties) as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.

8.9                  Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

8.10                Guaranty and Borrower Matters.

(a)            The Lenders irrevocably authorize and direct each of the Administrative Agent and without any consent or action by any Lender:

(i)            to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; provided that, it is understood and agreed that this Section 8.10(a)(i) shall not permit the release of the Parent from its obligations under the Guaranty;

(ii)            in the case of the Guaranty of RKT, to release the Guaranty of RKT when all Existing RKT Senior Notes have been redeemed, repurchased or defeased (including any refinancing or replacement of such Indebtedness with Indebtedness of the Parent that is not guaranteed by RKT);

(iii)            in the case of the Guaranty of MWV, to release the Guaranty of MWV when all Existing MWV Notes have been redeemed, repurchased or defeased (including any refinancing or replacement of such Indebtedness with Indebtedness of the Parent that is not guaranteed by MWV); and

(iv)            to release WRK Southeast as the Borrower in accordance with the terms of Section 9.20(d).

(b)            Immediately upon the occurrence of any event set forth in paragraph (a) of this Section 8.10, the applicable Guaranty shall automatically be released.

(c)            In connection with a release pursuant to this Section 8.10, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such release.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor (or, if applicable, WRK Southeast) from its obligations under the Guaranty (or, if applicable, obligations as the Borrower under this Credit Agreement and the other Credit Documents) pursuant to this Section 8.10; provided, however, that the Administrative Agent may not decline to release any guarantee (or, if applicable, WRK Southeast) pursuant to this Section 8.10 due to the absence of any such confirmation.

8.11               Withholding.

To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equal to any applicable withholding Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been indemnified by the Credit Parties and without limiting or expanding the obligation of the Credit Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 8.11.  The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.

8.12               Certain ERISA Matters.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto or thereto).

8.13            Erroneous Payments.

(a)            Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or an Affiliate of a Lender) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.13(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.13 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Credit Party Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from or on behalf of the Borrower or any other Credit Party for the purpose of making a payment on the Credit Party Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Credit Party Obligations, the Credit Party Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Credit Party Obligations (or any portion thereof) under any Credit Document.

(g)            Nothing in this Section 8.13 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE IX

MISCELLANEOUS

9.1                  Amendments and Waivers.

Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate or as a result of any change in the definition of “Leverage Ratio” or any component thereof) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s or Voting Participant’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii)            amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders without the written consent of each Lender directly affected thereby; or

(iii)            amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(iv)            release all or substantially all of the Guarantors from their obligations under the Guaranty (other than as permitted hereunder) or all or substantially all of the value of the Guaranty provided by all of the Guarantors, without the written consent of all the Lenders; or

(v)            amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

(vi)            amend or modify the definition of “Credit Party Obligations” to delete or exclude any obligation or liability or any Person described therein without the written consent of each Lender directly affected thereby; or

(vii)            amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.15(b) or (c) without the written consent of each Lender directly affected thereby; or

(viii)            subordinate the Commitments and/or Loans to any other Indebtedness without the written consent of all Lenders; or

(ix)            the Administrative Agent (and, if applicable, the Parent) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or enter into additional Credit Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.17 in accordance with the terms of Section 2.17; or

(x)            amend, modify or waive any provision of Section 9.7 without the written consent of all the Lenders;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except those affecting it referred to in clause (i) above.

Notwithstanding anything in any Credit Document to the contrary, under no circumstances shall any Hedging Agreement Provider or Cash Management Bank have any voting rights under the Credit Documents.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the other Credit Parties, the Administrative Agent and all future holders of the Notes or Credit Party Obligations.  In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9 and Section 8.10); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.  In addition, notwithstanding the foregoing, this Agreement and any other Credit Document may be amended by an agreement in writing entered into by the Credit Parties and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

In addition, notwithstanding any of the foregoing to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the Credit Parties and the Lenders providing the relevant Replacement Term Loan to permit the refinancing of all outstanding amounts under the Term Loans (“Refinanced Term Loan”) with a replacement term loan tranche denominated in U.S. Dollars (“Replacement Term Loan”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loan shall not exceed the aggregate principal amount of such Refinanced Term Loan, (b) the weighted average life to maturity of such Replacement Term Loan shall not be shorter than the weighted average life to maturity of such Refinanced Term Loan at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (c) all other terms (other than interest rate margins) applicable to such Replacement Term Loan shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loan than those applicable to such Refinanced Term Loan, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.

Notwithstanding anything in this Credit Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 9.1) or any of the other Credit Documents or to enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.3(a) or Section 2.26 (including as applicable, (1) to permit the Incremental Term Loans to share ratably in the benefits of this Credit Agreement and the other Credit Documents and (2) to include the Incremental Term Loan Commitments or outstanding Incremental Term Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Closing Date Term Loan Commitment Percentage, in each case, without the written consent of such affected Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein solely with respect to approving the terms of any such bankruptcy reorganization plan and (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

The Borrower shall be permitted to replace with a replacement financial institution acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) any Lender that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 9.1, so long as the consent of the Required Lenders (or, in the case of any proposed amendment, modification, termination, waiver or consent that requires the approval of a class of Lenders, of Lenders holding a majority in interest of the outstanding Loans and unused Commitments in respect of such class) shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (3) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent and together with all other replacement financial institutions is sufficient to pass the proposed amendment, modification, termination, waiver or consent, (4) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Term SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (6)  the Borrower shall pay to the replaced Lender all additional amounts (if any) required pursuant to Section 2.18, 2.19 or 2.21, as the case may be, (7) the Borrower provides at least three (3) Business Days’ prior notice to such replaced Lender, and (8) any such replacement shall not be deemed to be a waiver of any rights that the Credit Parties, the Administrative Agent or any other Lender shall have against the replaced Lender.  In the event any replaced Lender fails to execute the agreements required under Section 9.6 in connection with an assignment pursuant to this Section 9.1, the Borrower may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender.  A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

9.2            Notices.

(a)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via facsimile to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, the other Credit Parties, the Administrative Agent, and the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes and Credit Party Obligations:

if to any of the Credit Parties

c/o WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
Attention:                          Chief Financial Officer
Telecopier:                          (770) 263-3582
Telephone:                          (678) 291-7700

With a copy to:

WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
Attention:                          General Counsel
Telecopier:                          (770) 263-3582
Telephone:                          (678) 291-7456

if to the Administrative Agent:

CoBank, ACB
6340 S. Fiddlers Green Circle
Greenwood Village, CO 80111
Attention:                          Credit Information Services
Telecopier:                          (303) 224-6101
E-mail address:                                        CIServices@cobank.com

With a copy to:

CoBank, ACB
6340 S. Fiddlers Green Circle
Greenwood Village, CO 80111
Attention:                          Michael Tousignant
Telephone:                           (303) 694-5838
E-mail address: TousigM@cobank.com

If to any Lender: To the address set forth on the Register

(b)            Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Credit Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notwithstanding the foregoing, notices, requests and demands delivered pursuant to the requirements of Article II shall be deemed to have been duly given or made when transmitted via e-mail to the e-mail address of the Administrative Agent set forth in Section 9.2(a).

Unless the Administrative Agent otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

9.3                  No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4                  Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which all Credit Party Obligations (other than contingent indemnity obligations) have been paid in full.

9.5                  Payment of Expenses.

(a)            Costs and Expenses.  The Credit Parties shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent and each Lender (including the fees, charges and disbursements of counsel for any of the Administrative Agent or Lenders), and all fees and time charges for attorneys who may be employees of any of the Administrative Agent or Lenders, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Credit Documents or Loans.

(b)            Indemnification by the Credit Parties.  The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Parent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threat of Release of Hazardous Substances on, at, under or from any property owned, leased or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a claim brought by a Credit Party or any Subsidiary against such Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or (B) result from a proceeding that does not involve an act or omission by a Credit Party or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against any arranger, bookrunner or agent hereunder in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the credit facilities hereunder).  Notwithstanding the foregoing, this Section 9.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)            Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsections (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and based on the aggregate principal amount of all Loans and unused Commitments then outstanding) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The agreements in this Section 9.5(c) shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

(d)            Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the transmission of any information or other materials through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)            Payments.  All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

9.6            Successors and Assigns; Participations; Purchasing Lenders.

(a)            Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Parent shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) of an assignment unless it shall object thereto by written notice to the Administrative Agent prior to such tenth (10th) Business Day.

(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Types on a non-pro rata basis.

(iii)            Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Term Loan or an Incremental Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)            Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion) and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to a Credit Party.  No such assignment shall be made to any Credit Party or any of Credit Party’s Affiliates or Subsidiaries.

(vi)            No Assignment to Natural Persons and Disqualified Institutions.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or a Disqualified Institution on the most recent list of Disqualified Institutions made available to the Lenders at the request of the Parent prior to the date of such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

The Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

(c)            Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Denver, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations.  Any Lender may at any time, without the consent of, or notice to, the Credit Parties or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or any Credit Party or any Credit Party’s Affiliates or Subsidiaries or any Disqualified Institution on the most recent list of Disqualified Institutions made available to the Lenders at the request of the Parent prior to the date of such assignment) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant.  Subject to Section 9.6(e), the Credit Parties agree that each Participant shall be entitled to the benefits of Sections 2.19 and 2.21 (subject to the requirements and limitations of such Sections and Section 2.23 and it being understood that a Participant shall be required to deliver the documentation required under Section 2.21(d) to only the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.6(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive (absent manifest error) and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Credit Documents shall be made available to the Borrower upon reasonable request.  Except as provided in the preceding sentence, a Lender shall not be required to disclose its Participant Register to the Borrower or any other Person except to the extent required in connection with a Tax audit or inquiry to establish that the Loans hereunder are in registered form for U.S. federal income tax purposes.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $7,000,000, (ii) has been designated as a “Voting Participant” in a notice (a “Voting Participant Notice”) sent by the relevant Lender to the Administrative Agent and (iii) receives, prior to becoming a “Voting Participant,” the consent of the Administrative Agent and the Parent (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with clause (b)) (a “Voting Participant”), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender shall be correspondingly reduced, on a U.S. Dollar-for-U.S. Dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 2.1(a) hereto shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Parent and the Administrative Agent.  The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination, reduction or increase of the amount of, such participation.  The Credit Parties and the Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not itself a Voting Participant.

(e)            Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.19 and 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, except to the extent that the entitlement to a greater payment results from a change in law after the date such Participant became a participant.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.7            Adjustments; Set-off.

(a)            If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this subsection shall not be construed to apply to (A) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

(c)            Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

9.8                 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

9.9                 Counterparts; Electronic Execution.

(a)            This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

(b)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.10               Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11               Integration.

This Credit Agreement, the other Credit Documents and the Farm Credit Equity Documents represent the agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Credit Parties or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

9.12               Governing Law.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.13              Consent to Jurisdiction and Service of Process.

The Borrower and each other Credit Party and each other party hereto irrevocably and unconditionally submits, for itself and its property, with respect to this Credit Agreement, any Note or any of the other Credit Documents and all judicial proceedings in respect thereof to the exclusive jurisdiction of the courts of the State of New York in New York County in the Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and, by execution and delivery of this Credit Agreement, the Borrower and the other Credit Parties (i) accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note or any other Credit Document from which no appeal has been taken or is available; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any person in any way relating to this Credit Agreement, any Note or any other Credit Document in any forum other than the Supreme Court of the State of New York in New York County in the Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  The Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrower and the other Credit Parties to be effective and binding service in every respect.  Each of the Credit Parties, the Administrative Agent and the Lenders irrevocably waives any objection, including any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.

9.14            Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives who shall maintain the confidential nature of such Information, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or such Lender shall promptly notify the Parent in advance to the extent lawfully permitted to do so and practicable), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document, Guaranteed Hedging Agreement or Guaranteed Cash Management Agreement or any action or proceeding relating to this Agreement, any other Credit Document, Guaranteed Hedging Agreement or Guaranteed Cash Management Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) to (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Parent or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties that is not, to the Administrative Agent’s or Lender’s knowledge, subject to a confidentiality obligation to the Parent or any of its Affiliates with respect to such Information.  For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.15               Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)            neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor;

(c)            the Administrative Agent, each Lender and their respective Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates; and

(d)            no joint venture exists among the Lenders or among the Credit Parties and the Lenders.

9.16              Waivers of Jury Trial.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17              [Reserved].

9.18              Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Credit Party Obligations.  Notwithstanding any provision of this Agreement to the contrary, so long as no Event of Default has occurred and is continuing, the Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt other than payments to the Borrower.  In the event that any Credit Party other than the Borrower receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 9.18, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

9.19              Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                   the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)                   the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.20            Farm Credit Equities.

(a)            So long as (i) a Farm Credit Lender is a Lender or Voting Participant hereunder and (ii) such Farm Credit Lender has notified the Borrower that the Borrower is eligible to receive patronage distributions directly from such Farm Credit Lender or one of its Affiliates on account of the Loans made (or participated in) by such Farm Credit Lender hereunder, the Borrower will acquire (and such Farm Credit Lender will make available to the Borrower for purchase) equity in such Farm Credit Lender or one of its Affiliates in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s or its Affiliates’ bylaws and capital plan or similar documents (as each may be amended from time to time), provided that the maximum amount of equity that the Borrower may be required to purchase in such Farm Credit Lender or its Affiliate in connection with the portion of the Loans made by such Farm Credit Lender shall not exceed the maximum amount permitted by the applicable bylaws, capital plan and related documents (x) as in effect (and in the form provided to the Borrower) on the Closing Date or (y) in the case of a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of participation, as in effect (and in the form provided to the Borrower) at the time of the closing of the related assignment or sale of participation.  CoBank confirms delivery to the Borrower, and the Borrower acknowledges receipt, of the documents from CoBank as of the Closing Date (and will upon reasonable request, and subject to the Borrower’s consent to such assignment or sale of a participation by such Farm Credit Lender pursuant to Section 9.6(b), acknowledge receipt of  any similar documents delivered to the Borrower by a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of a participation after the Closing Date; provided that such Farm Credit Lender confirms delivery of such documents to the Borrower) (the “Farm Credit Equity Documents”), which describe the nature of the stock and/or other equities in a Farm Credit Lender or its Affiliate required to be acquired by the Borrower in connection with the Loans made (or participated in) by such Farm Credit Lender (the “Farm Credit Equities”), as well as applicable capitalization requirements, and the Borrower agrees to be bound by the terms thereof.  CoBank acknowledges and agrees that the amount of the Farm Credit Equities of CoBank acquired by the Borrower on or prior to the Closing Date satisfies the requirements of this Section 9.20 in respect of the Closing Date Term Loan Commitments as of the Closing Date.

(b)            Each party hereto acknowledges that each Farm Credit Lender’s (or its Affiliate’s) bylaws, capital plan and similar documents (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender or its Affiliate, (y) the Borrower’s eligibility for patronage distributions from such Farm Credit Lender or its Affiliate (in the form of Farm Credit Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest.  Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis in accordance with Section 9.6(b); provided that if the Parent’s consent to such assignment or sale of a participation by such Farm Credit Lender is required pursuant to Section 9.6(b) or Section 9.6(d), as applicable, the parties hereto agree that, solely with respect to the Parent’s ability to reasonably withhold consent to such transfer because of an expected reduction in patronage distributions to the Borrower (it being understood and agreed that the Parent may have another basis for reasonably withholding consent to such transfer), (A) if the transferring Farm Credit Lender has not delivered a Farm Credit Lender Transfer Certificate (as defined below) to the Borrower, then the Parent may withhold its consent to such assignment or sale in its sole discretion (and in such case, the Parent shall be deemed to have acted reasonably), and (B) if the transferring Farm Credit Lender has delivered a Farm Credit Lender Transfer Certificate to the Borrower, then the Parent may not withhold its consent to such assignment or sale (and any such withholding of consent shall be deemed unreasonable).  For purposes hereof, “Farm Credit Lender Transfer Certificate” means a certificate executed by an officer of the transferring Farm Credit Lender and certifying to the Borrower that such transferring Farm Credit Lender has used commercially reasonable efforts to consummate the relevant assignment or sale or a participation with another entity that would be expected to make patronage distributions to the Borrower on a going forward basis that are consistent with (or better than) those that the Borrower could reasonably have expected to have received from such transferring Farm Credit Lender.

(c)            Each party hereto acknowledges that each Farm Credit Lender or its Affiliate has a statutory lien pursuant to the Farm Credit Act of 1971 (as may be amended from time to time) on all Farm Credit Equities of such Person that the Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s (or its Affiliate’s) sole and exclusive benefit.  The Farm Credit Equities of a particular Farm Credit Lender or its Affiliate shall not constitute security for the Credit Party Obligations due to any other Lender.  To the extent that any of the Credit Documents create a Lien on the Farm Credit Equities of a Farm Credit Lender or its Affiliate or on patronage accrued by such Farm Credit Lender or its Affiliate for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s (or its Affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Credit Party Obligations except that, in the event of an Event of Default, a Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts owed to such Farm Credit Lender under this Agreement, whether or not such amounts are currently due and payable.  The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower.  No Farm Credit Lender or its Affiliate shall have an obligation to retire the Farm Credit Equities of such Farm Credit Lender or Affiliate upon any Event of Default, Default or any other default by the Borrower or any other Credit Party, or at any other time, either for application to the Credit Obligations or otherwise.

  (d)            For so long as any Loans remain outstanding, the Borrower agrees to maintain ownership of the mills and assets that were the subject of the investments referred to in the definition of “Investment Purpose” (or similar assets reasonably acceptable to CoBank; provided that, notwithstanding the foregoing, (i) WRK Southeast may (without additional consent from the Administrative Agent or any Lender) transfer its Dublin, Georgia mill to another Wholly-Owned Subsidiary (whether newly formed or previously existing), so long as such Subsidiary has signed a joinder agreement to become the Borrower (effective as of the date it acquires the Dublin, Georgia mill) in a form reasonably acceptable to the Administrative Agent and otherwise has satisfied all applicable requirements for a Successor Borrower pursuant to Section 6.4(a) and (ii) effective immediately after the transfer of the Dublin, Georgia mill in accordance with clause (i) of this Section 9.20(d) (and the effectiveness of the joinder agreement signed by the new Borrower), WRK Southeast shall be automatically (and without additional consent from the Administrative Agent or any Lender) released as the Borrower and, thereafter, shall not constitute the Borrower for any purpose of this Agreement or any other Credit Document.

9.21              Most Favored Lender Provisions.

If at any time the Pro Rata Credit Agreement or any other Credit Document (as defined in the Pro Rata Credit Agreement), or the documentation for any replacement credit facilities therefor, includes (a) representations and warranties, covenants or events of default (including related definitions) in favor of a Lender (as defined in the Pro Rata Credit Agreement), or lender under any such replacement credit facilities, that are not provided for in this Agreement or the other Credit Documents, (b) representations and warranties, covenants or events of default (including related definitions) in favor of a Lender (as defined in the Pro Rata Credit Agreement), or lender under any such replacement credit facilities, that are more restrictive than the same or similar provisions provided for in this Agreement and the other Credit Documents and/or (c) requirements for the credit facilities under the Pro Rata Credit Agreement to be secured by collateral or guaranteed by Domestic Subsidiaries of the Parent that are not already Guarantors (any or all of the foregoing, collectively, the “Most Favored Lender Provisions”) (in the case of each of the Most Favored Lender Provisions, other than any differences between the Pro Rata Credit Agreement, and the other Credit Documents (as defined in the Pro Rata Credit Agreement), on the one hand, and this Agreement and the other Credit Documents, on the other hand, existing as of the Closing Date (or otherwise consistent with such differences)), then (i) such Most Favored Lender Provisions shall immediately and automatically be deemed incorporated into this Agreement and the other Credit Documents as if set forth fully herein and therein, mutatis mutandis, and no such incorporated provision may thereafter be waived, amended or modified except pursuant to the provisions of Section 9.1, and (ii) the Borrower and the Guarantors shall promptly, and in any event within five (5) days after entering into any such Most Favored Lender Provisions, so advise the Administrative Agent in writing.  Thereafter, upon the request of the Required Lenders, the Borrower and the Guarantors shall enter into an amendment to this Agreement and, if applicable, the other Credit Documents evidencing the incorporation of such Most Favored Lender Provisions, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation described in clause (i) of the immediately preceding sentence.

9.22             Amendment and Restatement.  The parties hereto agree that, on the Closing Date, the following shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement and (b) all references in the other Credit Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 9.1 of the Existing Credit Agreement, and nothing herein shall be construed as a substitution or novation of the Obligations outstanding under the Existing Credit Agreement or the other Credit Documents (as defined in the Existing Credit Agreement), all of which shall remain in full force and effect, except as modified hereby

ARTICLE X

GUARANTY OF BORROWER OBLIGATIONS

10.1              The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement, any Hedging Agreement Provider to enter into any Guaranteed Hedging Agreement and any Cash Management Bank to enter into any Guaranteed Cash Management Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, under any Guaranteed Hedging Agreement and under any Guaranteed Cash Management Agreement, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows:  such Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations.  If any or all of Credit Party Obligations become due and payable hereunder or under any Guaranteed Hedging Agreement or under any Guaranteed Cash Management Agreement, each Guarantor unconditionally promises to pay such Credit Party Obligations to the Administrative Agent, the Lenders, the Hedging Agreement Providers, the Cash Management Banks or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of such Credit Party Obligations.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state, federal or provincial law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including the Bankruptcy Code).

10.2              Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations to the Lenders, any Cash Management Bank and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(g), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders, to any such Cash Management Bank and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States upon any such occurrence.  Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender, any Cash Management Bank or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

10.3              Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, any Lender, any Cash Management Bank or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lender, such Cash Management Bank or such Hedging Agreement Provider repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

10.4              Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

10.5              Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender, each Cash Management Bank and each Hedging Agreement Provider, without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement, any Guaranteed Cash Management Agreement and any Guaranteed Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of the Guaranty under this Article X or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, Borrower or other obligors.

10.6            Reliance.

It is not necessary for the Administrative Agent, the Lenders, any Cash Management Bank or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

10.7            Waiver.

(a)            Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender, any Cash Management Bank or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s, any Cash Management Bank’s or any Hedging Agreement Provider’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including any defense based on or arising out of (i) the disability of the Borrower, any other Guarantor or any other party, (ii) the unenforceability of the Credit Party Obligations or any part thereof from any cause, (iii) the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations of the Borrower (other than contingent indemnity obligations), (iv) any amendment, waiver or modification of the Credit Party Obligations, (v) any substitution, release, exchange or impairment of any security for any of the Credit Party Obligations, (vi) any change in the corporate existence or structure of the Borrower or any other Guarantor, (vii) any claims or rights of set off that such Guarantor may have, and/or (viii) any Requirement of Law or order of any Governmental Authority affecting any term of the Credit Party Obligations.  The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations of the Borrower have been paid in full and the Commitments have been terminated.  Each of the Guarantors waives any defense arising out of any such election by any of the Administrative Agent or Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)            Each of the Guarantors waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the Guaranty under this Article X, and notices of the existence, creation or incurring of new or additional Credit Party Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)            Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the Guaranty under this Article X (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders, any Cash Management Bank or any Hedging Agreement Provider (collectively, the “Other Parties”) against the Borrower or any other guarantor of the Credit Party Obligations owing to the Lenders, such Cash Management Bank or such Hedging Agreement Provider and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the Guaranty under this Article X until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders, any Cash Management Bank or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders, the Cash Management Banks and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

10.8              Limitation on Enforcement.

The Lenders, the Cash Management Bank and the Hedging Agreement Providers agree that the Guaranty under this Article X may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender, Cash Management Bank or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce the Guaranty under this Article X, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement.  The Lenders, the Cash Management Banks and the Hedging Agreement Providers further agree that the Guaranty under this Article X may not be enforced against any director, officer, employee or stockholder of the Guarantors.

10.9              Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of the Guaranty under this Article X, confirm to the Borrower, the Guarantors or any other Person that such Credit Party Obligations have been paid, subject to the provisions of Section 10.2.

10.10            Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty under this Article X in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10, or otherwise under the Guaranty under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Agreement or the release of such Guarantor in accordance with Section 8.11.  Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	WESTROCK SOUTHEAST, LLC

By: /s/ John D. Stakel
Name:  John D. Stakel
Title:  Senior Vice President and Treasurer

GUARANTORS:	WESTROCK COMPANY

By:  /s/ John D. Stakel
Name:  John D. Stakel
Title:  Senior Vice President and Treasurer

WESTROCK RKT COMPANY

By:  /s/ John D. Stakel
Name:  John D. Stakel
Title:  Senior Vice President and Treasurer

WESTROCK MWV, LLC

By:  /s/ John D. Stakel
Name:  John D. Stakel
Title:  Senior Vice President and Treasurer

WRKCO INC.

By:  /s/ John D. Stakel
Name:  John D. Stakel
Title:  Senior Vice President and Treasurer

ADMINISTRATIVE AGENT:	COBANK, ACB, as Administrative Agent and a Lender

By:  /s/ Robert Prickett
Name: Robert Prickett
Title:  Vice President

Schedules

[On file with the Administrative Agent]